UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. ___)

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Versar, Inc.

(Name of Registrant as Specified by its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 1, 2014

On behalf of the Board of Directors and management team, I cordially invite you to attend Versar, Inc.’s 2014 Annual Meeting of Stockholders to be held at the Springfield Golf and Country Club, 8301 Old Keene Mill Road, Springfield, Virginia 22152, on Thursday, November 13, 2014, at 10:00 a.m. local time.

The matters scheduled for consideration at the meeting are the election of directors and other matters which are described in the enclosed Proxy Statement. We will also report to you on Versar’s condition and performance for fiscal year 2014 and you will have the opportunity to question management on matters that affect the interests of all stockholders.

You can reach the Springfield Golf and Country Club from either I-95 or I-495. From I-95: exit Old Keene Mill Road West, entrance about two miles on the left to Springfield Golf and Country Club. Stay right to the Club House. From I-495: exit I-95 South to Old Keene Mill Road West, entrance about two miles on the left to Springfield Golf and Country Club. Stay right to the Club House.

We are providing our stockholders access to our proxy materials and our 2014 annual report through the Internet. This allows us to provide you with the Annual Meeting information you need in an efficient manner, while reducing the environmental impact of our Annual Meeting. On or about October 1, 2014 we will mail to stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and the 2014 Annual Report online and how to vote online. If you receive a Notice by mail, you will not receive a printed copy of the materials unless you specifically request one. The Notice includes instructions on how to request to receive printed copies of these materials and a proxy card by mail.

We encourage stockholders’ interest in the affairs of Versar and it is important that your shares of stock be represented at the Meeting. We hope you will be able to join us. Whether you plan to attend or not, we encourage you to vote as promptly as possible via the Internet or by telephone. If you request a printed copy of the proxy materials, please complete, sign, date, and return the proxy card you will receive in response to your request as soon as possible or you can vote via the Internet or by telephone. Returning your signed proxy will not limit your right to vote in person or to attend the Meeting, but it will assure your representation if you cannot attend. Your vote is important.

We look forward to seeing you at the Annual Meeting.

Sincerely yours,

Paul J. Hoeper
Chairman of the Board

NOTICE OF 2014 ANNUAL MEETING

The 2014 Annual Meeting of Stockholders of Versar, Inc. (the “Company”) will be held at the Springfield Golf and Country Club, 8301 Old Keene Mill Road, Springfield, Virginia 22152, on Thursday, November 13, 2014, at 10:00 a.m. local time for the following purposes:

1.	Election of Eight Directors to serve until the 2015 Annual Meeting of Stockholders;

2.	Advisory Vote on Executive Compensation;

3.	Approval of the Amendment and Restatement of the 2005 Employee Stock Purchase Plan;

4.	Ratification of the Appointment of Grant Thornton LLP as Independent Registered Public Accounting Firm for Fiscal Year 2015; and

5.	Transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on September 15, 2014 will be entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof. Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters to be acted upon at the Meeting.

Whether you plan to attend the 2014 Annual Meeting or not, we encourage you to vote as promptly as possible via the Internet or by telephone. If you request a printed copy of the proxy materials, please complete, sign, date, and return the proxy card you will receive in response to your request as soon as possible or you can vote via the Internet or by telephone. Returning your signed proxy will not limit your right to vote in person or to attend the meeting, but it will assure your representation if you cannot attend. Your vote is important.

By Order of the Board of Directors,

James D. Villa
Secretary

October 1, 2014

IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on November 13, 2014. This Proxy Statement and the Versar Annual Report to Stockholders for fiscal year 2014 are available at www.envisionreports.com/VSR.

Notice of 2014 Annual Meeting of Stockholders

Versar, Inc. 2014 Proxy Statement

Versar, Inc. 2014 Proxy Statement

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this Proxy Statement and Versar, Inc.’s Annual Report on Form 10-K for fiscal year 2014. For more complete information about these topics, please review the entire Proxy Statement and Annual Report.

ANNUAL MEETING
Date:	November 13, 2014
Time:	10:00 a.m. EST
Location:	Springfield Golf and Country Club, 8301 Old Keene Mill Road Springfield, Virginia 22152
Record Date:	September 15, 2014
Voting:	Each share of stock is entitled to one vote on each matter to be voted upon at the Annual Meeting

FINANCIAL PERFORMANCE*
Gross Revenue	Net Income	Earnings Per Share

Gross revenue for fiscal year 2014 was $110.3 million, an increase of 7% compared to $102.6 million during the 2013 fiscal year.	Net (loss) for fiscal year 2014 was $.52 million, a decrease of 112% compared to net income of $4.1 million during the 2013 fiscal year.	Net (loss) per share for fiscal year 2014 was $0.05, a decrease of 112% compared to net income per share of $0.43 during the 2013 fiscal year.

*All financial results set forth above are from continuing operations.

SHAREHOLDER VOTING MATTER
Voting Matter		Board Vote Recommendation	See Page Number
Proposal No. 1	Election of Directors	FOR each nominee	5
Proposal No. 2	Advisory Vote on Executive Compensation	FOR	33
Proposal No. 3	Approval of the Amendment and Restatement of the 2005 Employee Stock Purchase Plan	FOR	34
Proposal No. 4	Ratification of Accountants	FOR	38

DIRECTOR NOMINEES

Nominee	Age	Director Since	Principal Occupation	Committee Membership
Robert L. Durfee	78	1969	Business Consultant	Audit, Compensation, Executive
James L. Gallagher	77	2000	President, Gallagher Consulting Group	Audit (Chair), Nominating & Governance
Amoretta M. Hoeber	72	2000	President, AMH Consulting	Nominating & Governance (Chair), Compensation, Executive
Paul J. Hoeper (Chairman)	68	2001	Business Consultant	Audit, Nominating & Governance, Executive
Amir M. Metry	72	2001	Business Consultant	Compensation (Chair), Nominating & Governance
Anthony L. Otten	58	2008	Chief Executive Officer, Versar, Inc.	Executive (Chair)
Frederick M. Strader	61	-	Business Consultant	-
Jeffrey A. Wagonhurst	66	2011	President & Chief Operating Officer, Versar, Inc.	Executive

Page | 1	Versar, Inc. 2014 Proxy Statement

SUMMARY INFORMATION

HOW TO VOTE

Stockholders of Record	Street Name Stockholders	Employee Plan Participants

If you hold your shares in your own name through Versar’s transfer agent, Registrar and Transfer Company, you can most conveniently vote by Internet, telephone or mail.

By Internet – stockholders may vote on the Internet by going to www.envisionreports.com/VSR and following the instructions given.

By Telephone – stockholders may vote by calling 1-800-652-8683 (toll-free) with a touch tone telephone and following the recorded instructions.

By Mail – stockholders must request a paper copy of the proxy materials to receive a proxy card and follow the instructions given for mailing. A paper copy of the proxy materials may be obtained by going to www.envisionreports.com/VSR and following the instructions.

If you vote by telephone or via the Internet, you do not need to return your Proxy Card. Telephone and Internet voting are available 24 hours a day and will close at 11:59 p.m. EDT on Wednesday, November 12, 2014.

You can vote in person at the Annual Meeting by completing, signing, dating and returning your proxy card in person at the Annual Meeting. The Board recommends that you vote using one of the other voting methods, since it may not be practical for most stockholders to attend the Annual Meeting.

If you own your shares through a bank or other holder of record, you can most conveniently vote by Internet, telephone or mail. Please review the voting instructions on your voting instruction form.

You can vote in person at the Annual Meeting only if you obtain a proxy, executed in your favor, from the bank, broker or other holder of record through which you hold your shares. The Board recommends that you vote using one of the other voting methods, since it is not practical for most stockholders to attend the Annual Meeting.

If you own your shares through participation in an employee stock or retirement benefit plan, you can most conveniently vote by Internet, telephone or mail.

By Internet – plan participants may vote on the internet by going to www.envisionreports.com/VSR and following the instructions given.

By Telephone – plan participants may vote by calling 1-800-652-8683 (toll-free) with a touch tone telephone and following the recorded instructions.

By Mail – plan participants must request a paper copy of the proxy materials to receive a vote authorization form and follow the instructions given for mailing. A paper copy of the proxy materials may be obtained by going to www.envisionreports.com/VSR and following the instructions.

Telephone and Internet voting are available 24 hours a day and will close at 11:59 p.m. EDT on Monday, November 10, 2014, or other cut-off date as determined by the plan trustee.

You can vote in person at the Annual Meeting only if you obtain a proxy, executed in your favor, from the trustee of the plan through which you hold your shares. The Board recommends that you vote using one of the other voting methods, since it may not be practical for most stockholders to attend the Annual Meeting.

Page | 2	Versar, Inc. 2014 Proxy Statement

GENERAL INFORMATION

Versar, Inc.

6850 Versar Center

Springfield, VA 22151

(703) 750-3000

2014 PROXY STATEMENT

The Board of Directors of the Company (the “Board”) is providing you with these proxy materials in connection with the solicitation of proxies for use at Versar, Inc.’s 2014 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournment(s) or postponement(s) thereof. In this Proxy Statement, Versar may also be referred to as “we”, “our”, “the Company” or “the Corporation”.

This year, we are pleased to be distributing our proxy materials to our Stockholders under the Securities and Exchange Commission’s Notice and Access rules. On or about October 1, 2014, Stockholders will receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of this Proxy Statement and the 2014 Annual Report. The Notice contains instructions on how to access those documents and vote over the Internet and how Stockholders can receive a paper copy of our proxy materials, including this Proxy Statement, the 2014 Annual Report and a Proxy Card or voting instruction card. We believe that this process will conserve resources and reduce the costs of printing and distributing our proxy materials.

The Purpose of the Annual Meeting

At the Annual Meeting, stockholders will act upon the matters set forth in the Notice of Meeting, including the election of directors, an advisory vote on executive compensation, an amendment and restatement of our Employee Stock Purchase Plan and ratification of the selection of the Company’s independent registered public accounting firm. The Company’s senior management will also present information about the Company’s performance during fiscal year 2014 and will answer questions from Stockholders.

Record Date and Voting Rights

Stockholders owning Versar’s Common Stock at the close of business on September 15, 2014 (the “Record Date”) or their legal proxy holders are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof. There were 9,724,053 shares of Common Stock outstanding and entitled to vote as of the Record Date. Each share of Common Stock entitles the holder to one vote on all matters of business at the Meeting.

Voting Procedures

The By-laws of the Company require that the holders of a majority of the outstanding shares of the Company’s Common Stock who are entitled to vote at the Annual Meeting be present in person or represented by proxy in order for a quorum to exist for the transaction of business at that meeting. Abstentions and “broker non-votes” (which occur if a broker or other nominee does not have discretionary voting authority and has not received voting instructions from the beneficial owner with respect to the particular item) are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Page | 3	Versar, Inc. 2014 Proxy Statement

GENERAL INFORMATION

Assuming that a quorum is present for the Annual Meeting, then those eight (8) nominees for director pursuant to Proposal No. 1 who receive the highest number of votes cast will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors. For Proposals Nos. 2, 3 and 4, the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote thereon will be considered approval of the advisory vote on executive compensation, approval of the amendment and restatement of the 2005 Employee Stock Purchase Plan and the ratification of the Company’s accountants, respectively. In each case, abstentions are counted for purposes of calculating shares of Common Stock present and entitled to vote, but are not counted as shares voting and therefore have the effect of a vote against such Proposal Nos. 2, 3 and 4. Broker non-votes are not counted as shares of Common Stock present and entitled to vote and therefore have no effect with respect to Proposals Nos. 2, 3 and 4. Any proxy that is returned by a Stockholder properly completed and which is not revoked will be voted at the Annual Meeting in the manner specified therein. Unless contrary instructions are given, the persons designated as proxy holders in the Proxy Card (or their substitutes) will vote FOR Proposal No. 1, the election of the Board nominees, FOR Proposal No. 2, the advisory vote on executive compensation, FOR Proposal No.3, the amendment and restatement of the 2005 Employee Stock Purchase Plan, FOR Proposal No. 4, ratification of the Company’s registered independent public accounting firm and in the proxy holders’ discretion with regard to all other matters. Any unmarked proxies, including those submitted by brokers (other than broker non-votes) or custodians, nominees or fiduciaries, will be voted in favor of the nominees for the Board of Directors and for the other proposals, as indicated above and as indicated in the Proxy Card.

Revocation of Proxies

Any person giving a proxy pursuant to this Proxy Statement may revoke it at any time before it is exercised at the meeting by filing with the Secretary of the Company an instrument revoking it or by delivering to the Company a duly executed proxy bearing a later date. In addition, if the person executing the proxy is present at the Annual Meeting, he or she may revoke such proxy by voting his or her shares in person.

Method and Cost of Soliciting Votes

The cost of preparing, assembling, posting and mailing all proxy materials will be borne by the Company. In addition to solicitation by mail, solicitations may be made by email, personal interview and telephone by officers and regular employees of the Company or its subsidiaries, acting without additional compensation. The Company anticipates that banks, brokerage houses, and other custodians, nominees, and fiduciaries will forward this material to beneficial owners of shares of Common Stock entitled to vote at the Annual Meeting, and such persons will be reimbursed by the Company for the out-of-pocket expenses incurred by them.

Page | 4	Versar, Inc. 2014 Proxy Statement

PROPOSAL NO.1 – ELECTION OF DIRECTORS

Nominees for Election

The Board recommends the election of the eight (8) persons named below who have been nominated by the Board to serve as directors of Versar until the 2015 Annual Meeting of Stockholders or until their successors have been duly elected and qualified or their earlier resignation or removal. The persons named in the accompanying proxy will vote for the election of the nominees named below unless authority is withheld. Other than Frederick M. Strader, each nominee is presently a Director of the Company and has served as such for the time indicated opposite his or her name. Mr. Strader was identified by the Nominating and Governance Committee for consideration as a director nominee through a search conducted on behalf of the Company without the assistance of a third party search firm. If for any reason any of the persons named below should become unavailable to serve, an event that management does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as may be designated by the Board.

Director Qualifications and Experience

NAME	SERVED AS DIRECTOR

Robert L. Durfee, Ph.D	1969 to the present

Business consultant; Co-founder of the Company; Executive Vice President of the Company from 1986 to June 2004; President of GEOMET Technologies, LLC, a subsidiary of the Company, from 1991 to June 2004. Age 78.

Dr. Durfee is a highly experienced executive. His prior roles at Versar, including as one of the Company’s founders and as President of a subsidiary GEOMET Technologies, LLC, give him unique insight into the Company’s businesses, particularly those aspects of environmental compliance, munitions disposal and control of hazardous or toxic materials.

James L. Gallagher	2000 to the present

President, Gallagher Consulting Group since September 1999; President of Westinghouse Government and Environmental Services from 1996 to 1999; Executive Vice President of Westinghouse Government and Environmental Services from 1994 to 1996; Vice President and General Manager of Westinghouse Government, Operations Business Unit from 1992 to 1994. Age 77.

Mr. Gallagher served as a highly experienced executive of a leading environmental and energy unit of a Fortune 500 company. With his significant financial, business, operations and contracting background, Mr. Gallagher provides expert leadership to the Board’s Audit Committee. His experience in construction management and outsourcing of large government facilities is important to two of the Company’s core businesses. As a former consultant to the U.S. Department of Energy, Mr. Gallagher is able to provide knowledge of markets and client needs in the energy sector.

Page | 5	Versar, Inc. 2014 Proxy Statement

PROPOSAL NO.1 – ELECTION OF DIRECTORS

NAME	SERVED AS DIRECTOR

Amoretta M. Hoeber	2000 to the present

President, AMH Consulting since 1992; Director, Strategic Planning of TRW Federal Systems Group and TRW Environmental Safety Systems, Inc. from 1986 to 1992; Deputy Under Secretary, U.S. Army from 1984 to 1986; Principal Deputy Assistant Secretary, U.S. Army from 1981 to 1984. Age 72.

Ms. Hoeber’s experience in government contracting, strategic planning and business development brings a unique perspective to the core Versar businesses as well as an understanding of the strategic planning process to advise Versar as it develops its key business competencies. Her extensive network and membership in several key U.S. government advisory boards also give her insight into the needs and priorities of Versar’s biggest client group, the U.S. government, specifically the U.S. Department of Defense.

Paul J. Hoeper	2001 to the present

Business consultant since February 2001; Assistant Secretary of the Army for Acquisition, Logistics and Technology, from May 1998 to January 2001; Deputy Under Secretary of Defense, International and Commercial Programs, from March 1996 to May 1998; President of Fortune Financial from 1994 to January 1996. Age 68.

Mr. Hoeper’s experience as a merchant banker and senior Department of Defense official, plus his past service as a director of several public companies, provide organizational, financial and business experience to the Board. Since leaving the government, Mr. Hoeper has been an active participant and presenter at conferences focusing on general corporate governance and the specific governance needs of companies, like Versar, that focus on government contracts. Mr. Hoeper’s participation in various government advisory groups and institutions enhances his leadership of the Board and enables him to contribute in a meaningful way to the strategic and risk management tasks of the Board.

Amir A. Metry, Ph.D	2002 to the present
Business consultant since 1995; part-time Versar employee from 1995 to April 2002; Founding Principal of ERM Program Management Corp. from 1989 to 1995; Vice President of Roy F. Weston from 1981 to 1989. Age 72.

Dr. Metry’s prior business experience in the United States, overseas and ongoing charitable work in Egypt and the Sudan provides Versar with international business experience in an area that has become its largest business segment. Dr. Metry’s experience includes launching new business and operations in the Middle East, Europe and the Pacific Rim. Also, Dr. Metry’s many years of experience and present business relationships in engineering and environmental businesses enhances his leadership on organizational and compensation issues faced by Versar.

Page | 6	Versar, Inc. 2014 Proxy Statement

PROPOSAL NO.1 – ELECTION OF DIRECTORS

NAME	SERVED AS DIRECTOR

Anthony L. Otten	2008 to the present

Chief Executive Officer of Versar since February 2010; Managing Member of Stillwater, LLC from July 2009 to February 2010; Director of New Stream Capital, LLC and Operating Partner of New Stream Asset Funding, LLC from 2007 to June 2009; Managing Member of Stillwater, LLC from 2004 to 2007; Principal of Grisanti, Galef and Goldress, Inc. from 2001 to 2004. Age 58.

Mr. Otten, as Chief Executive Officer, brings the perspective and input of the senior management team to the Board discussions. As former CEO of a number of companies, senior financial manager and entrepreneur, he brings a strategic vision with practical operating and financial implications to the Board’s discussions.

Frederick M. Strader	New Nominee

Business consultant. President and Chief Executive Officer of Textron Systems, Inc. from January 2010 to December 2012; Executive Vice President and Chief Operating Officer of Textron Systems, Inc. from January 2008 to December 2009; President and Chief Executive Officer of United Industrial Corporation from August 2003 to December 2007; Chief Operating Officer and Executive Vice President of United Industrial Corporation from 2001 to 2003. Prior to 2001, he spent 21 years at United Defense, L.P. and its former parent, FMC Corporation, in a variety of finance, strategy, operations and general management positions. Retired U.S. Army Reserve officer and member of the Army Acquisition Corps. Age 61.

Mr. Strader’s experience in government contracting, leadership and management of public companies, and service as a board member provides him with unique insight and experience for the Board. Mr. Strader is a highly experienced executive who has led several companies serving the Department of Defense and other government agencies. He also has significant experience in finance and the government acquisition process which will enable him to provide valuable input for Versar’s strategic direction.

Jeffrey A. Wagonhurst	2011 to the present

President and Chief Operating Officer of Versar since February 2010; Executive Vice President, Program Management Group of Versar from May 2009 to February 2010; Senior Vice President of Versar from September 2006 to May 2009; joined Versar as Army Program Manager in February 1999; retired from government service in May 1997 as a Colonel after a 30 year career with the U.S. Army. Age 66.

Mr. Wagonhurst is an experienced business executive and leader who brings the perspective and input of Versar’s operational management to the Board’s discussions. As a long time Versar executive and senior military officer, he provides a perspective and insight from Versar’s largest client, the U.S. Department of Defense.

Our Corporate Governance Guidelines provide that each director nominee must be under the age of 72 at the time of their election to the Board and should not have served as a director for more fifteen (15) years. However these requirements do not apply to any director who was serving at the time of adoption of the guidelines in July 1, 2008.

Page | 7	Versar, Inc. 2014 Proxy Statement

CORPORATE GOVERNANCE

Board’s Leadership Structure

The Board has determined that the positions of Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”) should be held by different persons. In addition, the Board has determined that the Chairman should not be an employee of the Company. Since July 1, 2000, the Board has been led by an independent non-executive Chairman. Under the Company’s Corporate Governance Guidelines, the Chairman of the Board is responsible for coordinating the Board’s activities, including the scheduling of meetings of the full Board, scheduling of executive sessions of the non-employee directors, and setting relevant items on the Board’s agenda in consultation with the CEO as necessary. The Board believes that this leadership structure has enhanced the Board’s oversight of, and independence from, Company management and strengthens the ability of the Board to carry out its roles and responsibilities on behalf of the Stockholders, and the overall corporate governance of the Company. Further, the Board believes that this structure is a more effective method of monitoring and evaluating the CEO’s performance, thereby making the CEO more accountable.

Risk Oversight

Management of risk is the direct responsibility of the Company’s CEO and the senior management team. The Board has oversight responsibility focusing on key risk management issues and evaluating the risk mitigation processes.

Versar faces a variety of enterprise risks, including legislative and regulatory risk, liquidity risk, compliance risk and operational risk. The Board believes an effective risk management system will (1) identify in a timely fashion the material risks facing the Company, (2) communicate appropriate information regarding senior executive management strategies and their associated risks to the Board or relevant Board Committee, (3) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and (4) integrate risk management into the Company’s decision-making.

In addition to the formal compliance program, the Board encourages senior management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day operations. The Board also continually works, with the input of the Company’s senior management, to assess and analyze the most likely areas of future risk for the Company. We believe that the Board’s leadership structure, including strong Board Committee Chairs and open communication between senior management and Directors, promotes effective oversight of Versar’s risk management program.

Committees of the Board of Directors

The Board of Directors of Versar has standing Executive, Audit, Compensation and Nominating & Governance Committees.

Executive Committee. During fiscal year 2014, the members of the Executive Committee were Mr. Otten (Chair), Dr. Durfee, Ms. Hoeber, Mr. Hoeper and Mr. Wagonhurst. The primary duty of the Executive Committee is to act in the Board’s stead when the Board is not in session, during which time the Committee possesses all the powers of the Board in the management of the business and affairs of the Company, except to undertake any action that pursuant to applicable law, regulation or listing standard, must be performed by the full Board or by another committee of the Board or which cannot be delegated to a committee of the Board.

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CORPORATE GOVERNANCE

Audit Committee. The Audit Committee, which the Board has determined is composed exclusively of non-employee directors who are independent, as defined by the NYSE MKT LLC (“NYSE MKT”) listing standards and the rules and regulations of the SEC, consisted of Mr. Gallagher (Chair), Ms. Ruth Dreessen (who is not standing for reelection at the Annual Meeting), Dr. Durfee and Mr. Hoeper during fiscal year 2014. The Committee’s primary responsibilities, pursuant to a written charter, which is posted on the Company's website at www.versar.com under Corporate Governance (located under the “Investors” tab), are to provide oversight of the Company’s accounting and financial controls, review the scope of and procedures to be used in the annual audit, review the financial statements and results of the annual audit, and retain, and evaluate the performance of, the independent accountants and the Company’s financial and accounting personnel. The Board of Directors has determined that Mr. Hoeper qualifies as an Audit Committee Financial Expert as such term is defined under Item 407(d)(5) of Regulation S-K and is independent as noted above.

Compensation Committee. The Compensation Committee, which the Board has determined is composed exclusively of non-employee directors who are independent, as defined by the NYSE MKT listing standards and the rules and regulations of the SEC, consisted of Dr. Metry (Chair), Ms. Dreessen, Dr. Durfee and Ms. Hoeber during fiscal year 2014. The Committee, pursuant to a written charter, which is posted on the Company’s website at www.versar.com under Corporate Governance (located under the “Investors” tab), among other things, approves goals and objectives related to executive compensation, reviews and adjusts compensation paid to the CEO and all executive officers, and administers the Company’s incentive compensation plans, including cash bonus and non-equity incentive plan compensation, restricted stock and restricted stock units granted under those plans. The Committee also reviews and recommends to the Board an appropriate compensation program for the Board. The role of executive officers of the Company in determining or recommending the amount or form of executive compensation is discussed under the caption “Compensation Discussion and Analysis” beginning on page 16. The Committee has also delegated limited authority to the CEO to determine the compensation arrangements for some of our non-executive officers.

Nominating & Governance Committee. The Nominating & Governance Committee, which the Board has determined is composed exclusively of non-employee directors who are independent in accordance with NYSE MKT listing standards, consisted of Ms. Hoeber (Chair), Mr. Gallagher, Mr. Hoeper and Dr. Metry during fiscal year 2014. The Committee, pursuant to a written charter, which is posted on the Company's website at www.versar.com under Corporate Governance (located under the “Investors” tab), among other things, reviews and approves Board committee charters, conducts assessments of Board performance, develops criteria for Board membership and proposes Board members who meet such criteria for annual election. The Committee also identifies potential Board members to fill vacancies that may occur between annual stockholder meetings. Stockholders may submit nominees for the Board in writing to the Chair of the Nominating & Governance Committee at the Company’s Springfield office, care of the Company’s Secretary. The Committee also develops and implements corporate governance principles and policies.

Board and Committee Meetings; Annual Meeting Attendance

During fiscal year 2014, the Board met five (5) times. The Executive Committee did not meet. The Audit Committee met five (5) times. The Compensation Committee met five (5) times. The Nominating & Governance Committee met two (2) times. All Directors of the Company attended at least 75% of all meetings of the Board and committees on which they served. The Company does not have a policy requiring Board Members to attend the annual meeting of Stockholders. All Board members attended the 2013 Annual Meeting of the Stockholders.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2014, Dr. Metry, Ms. Dreessen, Dr. Durfee and Ms. Hoeber served as members of the Compensation Committee. No reportable relationships or transactions occurred for such committee members during fiscal year 2014.

Page | 9	Versar, Inc. 2014 Proxy Statement

CORPORATE GOVERNANCE

Director Compensation Fiscal Year 2014

During fiscal year 2014, each of the Company’s non-employee Directors received an annual fee consisting of $8,000 in cash, plus the grant of 7,500 shares of restricted stock, all of which vest over a one year period. Each non-employee Director was paid an attendance fee of $1,400 in cash for each meeting of the Board or of its committees for which the Director was physically present and $700 in cash for each meeting attended telephonically. In addition, the Chairs of the Audit, Compensation and Nominating & Governance Committees were paid an additional $6,000 a year in cash as compensation for increased responsibility and work required in connection with those positions. The non-employee Chairman of the Board was paid an additional $15,000 in cash and was granted an additional 5,000 shares of restricted stock for additional responsibilities and efforts on behalf of the Company.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Total ($)
Paul J. Hoeper	38,400	64,250	102,650
Ruth I. Dreessen	25,500	38,550	64,050
Robert L. Durfee	26,200	38,550	64,750
James L. Gallagher	29,400	38,550	67,950
Amoretta M. Hoeber	29,400	38,550	67,950
Amir A. Metry	29,400	38,550	67,950

(1)	Anthony L. Otten and Jeffrey A. Wagonhurst are not included in this table because as employees of Versar, they receive no extra compensation for their service as Directors. Their compensation for fiscal year 2014 is shown on the Summary Compensation Table included herein on page 24.
(2)	Includes all fees earned or paid for services as a Director in fiscal year 2014, including annual retainer, committee or Board chair fees and meeting fees.
(3)	Represents the grant date fair value of shares of restricted stock granted in fiscal year 2014 which is the amount recognized for financial reporting purposes in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“Topic 718”). In accordance with Topic 718, the grant date fair value of each share of restricted stock is based on the closing price of Versar's Common Stock on the date of the grant, November 12, 2013 for all stock awards, which was $5.14 per share. Restricted stock awarded to Directors in fiscal year 2014 vests on November 12, 2014, the day before the first annual meeting of Stockholders after the date of grant.

At the end of fiscal year 2014, the non-employee Directors owned the following number of unvested shares of restricted stock and unexercised options, all of which have vested:

NAME	Unvested Restricted Stock Awards	Vested and Unexercised Stock Options
Paul J. Hoeper	12,500	1,965
Ruth I. Dreessen	7,500	0
Robert L. Durfee	7,500	1,965
James L. Gallagher	7,500	1,965
Amoretta M. Hoeber	7,500	1,965
Amir A. Metry	7,500	0

Page | 10	Versar, Inc. 2014 Proxy Statement

CORPORATE GOVERNANCE

Corporate Governance

The Company’s business is managed by its senior management team under the oversight of the Board. Except for Mr. Otten and Mr. Wagonhurst, no member of the Board is an employee of the Company. The Board limits membership of the Audit, Compensation and Nominating & Governance Committees to persons determined to be independent under NYSE MKT listing standards and SEC rules and regulations.

The Board has established Corporate Governance Guidelines that, along with the charters of the Board’s committees and the Company’s Code of Business Ethics and Conduct, provide a framework for the governance of the Company. The Corporate Governance Guidelines and committee charters are posted on the Company's website www.versar.com under Corporate Governance (located under the “Investors” tab). The Board believes that independent directors must constitute a substantial majority of the Board. Throughout fiscal year 2014, all of the Board members, except Mr. Otten and Mr. Wagonhurst, met the NYSE MKT and SEC standards for independence. The Board has determined that all of the following six (6) non-employee directors in fiscal year 2014 are independent directors: Paul J. Hoeper, Ruth I. Dreessen, Robert L. Durfee, James L. Gallagher, Amoretta M. Hoeber and Amir A. Metry.

To facilitate continuing director education, the Company maintains a corporate membership in the National Association of Corporate Directors (“NACD”). Our Board members continue to enhance their knowledge of current governance best practices and emerging issues through their participation in both local and national NACD events and conferences.

Under the Corporate Governance Guidelines, the Nominating & Governance Committee is responsible for determining which individuals, including existing Directors, shall be submitted to the Board for nomination and to the Stockholders for election as directors. In September 2011, the Board adopted a written Procedure for Director Nominations by Stockholders. Under this Procedure, Stockholders may recommend an individual for nomination to the Nominating & Governance Committee by written submission addressed to the Committee care of the Company’s Secretary, 6850 Versar Center, Springfield, Virginia 22151. The submitting Stockholder must include his or her name, address, telephone number; the number of Versar shares owned and the time period for which such shares have been held; a statement from the holder of the shares (usually a broker or bank) verifying the Stockholder’s holdings and a statement from the Stockholder as to whether the Stockholder has a good faith intention to continue to hold the reported shares through the date of the Company’s next annual meeting of Stockholders. The nominating Stockholder must also submit certain information concerning the proposed nominee. The type of information required can be obtained from the Company’s Secretary. Further, the nomination must contain information describing the relationship, if any, between the proposed nominee and the nominating Stockholder, the Company’s competitors, customers, and suppliers, and any others with special interests regarding the Company. The nomination must also contain a statement on the qualifications of the proposed nominee, a statement from the Stockholder regarding whether, in the Stockholder’s view, the nominee would represent all Stockholders, and the consent by the nominee to be interviewed by the Committee and if nominated and elected, to serve as a Director of the Company. Under this procedure, the recommending Stockholder must submit a recommendation no later than 120 calendar days prior to the date set forth in the most recent proxy statement for the next contemplated annual meeting of Stockholders. The Corporate Governance Guidelines require that director nominees should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the Stockholders. Each director nominee must have experience in areas relevant and necessary to the Company’s activities, including leadership experience over an extended period of time; be under the age of 72; and serve on fewer than four boards of other public companies, including Versar.

Page | 11	Versar, Inc. 2014 Proxy Statement

CORPORATE GOVERNANCE

Communications with the Board

Versar has not adopted a formal process for Stockholder communications with the Board because the Company otherwise tries to ensure that the views of its Stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to Stockholders in a timely manner. Stockholders, employees and other interested parties who desire to communicate directly to the Board, any of the Board’s Committees, the non-employee directors as a group or any individual director should write to the address below:

Name of Addressee

c/o Company Secretary

Versar, Inc.

6850 Versar Center

Springfield, VA 22151

Related Persons Transactions

The Company does not generally engage in related party transactions with its directors or executive officers or their affiliates. If a proposed related transaction arises, the Company will present the transaction to the full Board for its review and approval.

Code of Business Ethics and Conduct

The Company’s Board has adopted a Code of Business Ethics and Conduct, most recently restated in December 2012, that applies to all Directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer and controller. The Code of Business Ethics and Conduct is posted on the Company’s web site www.versar.com under Corporate Governance (located under the “Investors” tab). The Company intends to disclose on its website any amendments or modifications to the Code of Business Ethics and Conduct and any waivers granted under this Code to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. In fiscal year 2014 and through the date of this Proxy Statement, no waivers have been requested or granted.

Page | 12	Versar, Inc. 2014 Proxy Statement

STOCK OWNERSHIP INFORMATION

Stock Ownership of Certain Beneficial Owners

The table below sets forth, as of September 3, 2014, the only persons known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

Name and Address of	Amount and Nature of	Percent of Class of
Beneficial Owner	Beneficial Ownership	Stock
Ariel Investments, LLC (1)	1,811,914	18.64%
200 E. Randolph Drive, Suite 200
Chicago, IL 60601
Wedbush, Inc. (2)	633,737	6.52%
1000 Wilshire Boulevard
Los Angeles, California 90017
Dr. Robert L. Durfee (3)	642,413	6.62%
6850 Versar Center
Springfield, VA 22151
Illinois Municipal Retirement Fund (4)	557,335	5.73%
2211 York Road, Suite 500
Oak Brook, IL 60523

(1)	The information with respect to the shares of Common Stock held by Ariel Investments, LLC (“Ariel”) is based on a filing made on Schedule 13G/A on February 14, 2014 with the U.S. Securities and Exchange Commission (the “SEC”) by Ariel. Ariel reports sole voting power as to 1,144,508 shares and shared dispositive power as to 1,811,914 such shares.
(2)	The information with respect to the shares of Common Stock held by Wedbush, Inc. is based on filings made on Schedule 13G/A on February 18, 2014 with the SEC by Wedbush, Inc., Edward W. Wedbush, Wedbush Securities, Inc., Wedbush Opportunity Capital, LLC and Wedbush Opportunity Partners, LP (collectively, “Wedbush”) filing as a group. Wedbush reports that Wedbush, Inc. has sole voting and sole dispositive power as to 188,599 shares. Edward W. Wedbush has the sole voting and sole dispositive power as to 229,096 shares. Wedbush Securities, Inc. has sole voting and sole dispositive power as to 58,198 shares. Wedbush, Inc. has shared voting and dispositive power as to 290,377 shares. Edward W. Wedbush has shared voting power as to 519,473 and shared dispositive power as to 633,737 shares. Wedbush Securities, Inc. has shared voting power as to 290,377 shares and shared dispositive power as to 404,641.
(3)	For a description of the nature of the beneficial ownership of Dr. Durfee, see “Stock Ownership of Directors and Officers” on page 14. The information with respect to shares of Common Stock held by Dr. Durfee is based upon filings with the SEC and information supplied by Dr. Durfee.
(4)	The information with respect to the shares of Common Stock held by Illinois Municipal Retirement Fund (“IMRF”) is based on filings made on Schedule 13G on February 11, 2013 with the SEC by IMRF. IMRF reports sole voting and shared dispositive power with respect to all such shares.

Page | 13	Versar, Inc. 2014 Proxy Statement

STOCK OWNERSHIP INFORMATION

Stock Ownership of Directors and Officers

The following table sets forth certain information regarding the ownership of Versar's Common Stock by the Company’s Directors and each named executive officer listed in the Summary Compensation Table that is currently employed with the Company, each nominee for Director and the Company's Directors and executive officers as a group, as of September 3, 2014.

	Shares of Common Stock Beneficially Owned as of September 3, 2014 (1)
Individual or Group	Number	Percent
Paul J. Hoeper (2)	82,590	*
Ruth I. Dreessen	49,300	*
Robert L. Durfee (3)	642,413	6.62%
James L. Gallagher (4)	43,855	*
Amoretta M. Hoeber (5)	42,255	*
Amir A. Metry	43,219	*
Anthony L. Otten (6)	125,467	1.33%
Jeffrey A. Wagonhurst (7)	71,537	*
Cynthia A. Downes (8)	26,455	*
Rob A. Biedermann (9)	4,471	*
All directors and executive officers as a group (14 persons) (11)	1,166,106	11.82%

* = Less than 1%

(1)	For the purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Securities and Exchange Act, as amended, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days of September 3, 2014. The table includes all unvested shares of restricted stock and restricted stock units owned by the individual.
(2)	Includes 1,965 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 3, 2014.
(3)	Includes 34,000 shares owned by adult children of Dr. Durfee as to which he shares voting and investment power. Includes 1,965 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 3, 2014.
(4)	Includes 1,965 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 3, 2014.
(5)	Includes 1,965 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 3, 2014.
(6)	Includes 38,008 restricted stock units that have not yet vested. Mr. Otten is a Trustee of Versar Inc.’s 401(k) Plan and as such, he has shared investment power as to 242,555 shares and shared voting power as to 242,555 shares held by this plan. Mr. Otten disclaims beneficial ownership of the plan shares arising solely from his position as Trustee, none of which are included in the above table.
(7)	Includes 17,727 restricted stock units that have not yet vested.
(8)	Includes 12,517 restricted stock units that have not yet vested. Ms. Downes is a Trustee of Versar Inc.’s 401(k) Plan and as such she has shared investment power over 242,555 shares and shared voting power over 242,555 shares held by this plan. Ms. Downes disclaims beneficial ownerships of the plan shares arising solely from her position as Trustee, none which are included in the above table.
(9)	Includes 2,235 restricted stock units that have not yet vested.
(10)	Includes 1,029 restricted stock units that have not yet vested.

(11)Excludes shares held by Versar Inc.’s 401(k) Plan as described in notes 6 and 7. Includes restricted stock units that have not yet vested. Also, includes shares that may be purchased upon exercise of stock options exercisable within 60 days after September 3, 2014.

Page | 14	Versar, Inc. 2014 Proxy Statement

 STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires Versar’s executive officers, directors and persons who beneficially own more than 10% of Versar’s Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on Versar’s review of such reports furnished to Versar, Versar believes that all reports required to be filed by persons subject to Section 16(a) of the Exchange Act, and the rules and regulations thereunder, during fiscal year 2014, were timely filed, except that the Form 4 for Rob A. Biedermann reporting a grant of 2,000 restricted stock units in August 27, 2013 was inadvertently filed late.

Page | 15	Versar, Inc. 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following Compensation Discussion and Analysis reviews the executive compensation program, policies and decisions of the Company’s Compensation Committee with respect to the Company’s executive officers listed in the Summary Compensation Table below (the “Named Executive Officers”). For fiscal year 2014, the named executive officers are:

Name	Position
Anthony L. Otten	Chief Executive Officer
Jeffrey A. Wagonhurst	President and Chief Operating Officer
Cynthia A. Downes	Executive Vice President, Chief Financial Officer and Treasurer
Rob A. Biedermann	Senior Vice President, Engineering and Construction Management
Lee A. Staab	Senior Vice President, Engineering and Construction Management (ceased employment on April 12, 2014)
J. Joseph Tyler	Senior Vice President, Director of Strategic Initiatives (retired on July 1, 2014)

Executive Compensation Philosophies and Policies

The compensation philosophy of the Compensation Committee (the “Committee”) is built on the principles of pay for performance, stock ownership and alignment of management interests with the long-term interest of the Stockholders. The Committee’s executive compensation policies are designed to provide competitive levels of compensation that integrate pay with performance, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executive officers. The target levels of new executive officers’ overall compensation are intended to be consistent with compensation in the professional services industry for similar executives. For current executive officers, the Committee intends to focus on providing significant incentive compensation to drive the Company’s performance, instead of annual salary increases, except as required in the case of misaligned salary levels or as deemed necessary following review of the executives’ overall compensation packages in light of surveys of executive compensation at similar companies in the professional services industry conducted by the Committee’s compensation consultant. In addition, the Committee seeks to provide a clear and transparent executive compensation process that reflects the understanding, input and decisional factors that make the compensation and incentive system a valuable tool to increase Stockholder value.

The Company’s executive compensation program includes three components:

•	Base Salary – Salaries are based on those paid to other executives in the professional services industry as determined based on information provided by the Committee’s compensation consultant as described below.

•	Long-Term Equity Incentive Awards – The purpose of this element of the Company’s executive compensation program is to link the Company’s most senior managers’ compensation with the long-term interests of the Company’s Stockholders, as well as the performance of the Company in a single fiscal year. Long-term incentive awards are granted to named executive officers and other employees usually in the form of restricted stock or restricted stock units from a pool established under an incentive pay for performance plan at the beginning of each fiscal year by the Committee as discussed below, and the Committee bases its decision to grant such awards if a pool is established on the individual’s performance and potential to contribute to the creation of stockholder value. In May 2012, the Committee approved a Long-Term Incentive Compensation Program under which, long-term incentive awards in the form of restricted stock units were granted to the Company’s CEO, President and CFO based on a formula if the Company achieves certain defined growth in diluted earnings per share each year. The Long-Term Incentive Compensation Program was effective from fiscal year 2011 until 2014. The Company has not adopted a similar program for fiscal year 2015.

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 COMPENSATION DISCUSSION AND ANALYSIS

•	Non-Equity Incentive Plan Compensation – Non-equity incentive plan compensation is paid in cash pursuant to the above-noted incentive pay for performance plan and is intended to reward performance achieved during the applicable fiscal year. This pay for performance incentive plan balances the short-term and long-term needs of the Company. Under the non-equity incentive plan compensation element of the plan, a cash incentive pool is created each fiscal year upon the Company’s attainment of certain financial targets set by the Board. If the Company meets the targets, the Committee then determines the allocation of a pre-determined portion of the cash incentive pool among the executive officers based on each executive officer’s position and individual contribution to the Company’s performance. Each executive officer’s performance is measured against financial, profitability, growth, strategic and operational goals consistent with the Company’s business plan. For the immediate future, greater emphasis is focused on the short-term well-being of Versar in determining the allocation of cash awards to executive officers.

Impact of 2013 "Say on Pay" Advisory Vote.

We provided our stockholders with an advisory "say on pay" vote on the compensation of our named executive officers at our 2013 annual meeting. We received approximately 90.1% support in such vote. The Compensation Committee evaluated the results of this vote when making the determinations described herein and, as a result, the Compensation Committee continued to apply substantially similar effective principles and philosophy it has used in previous years in determining executive compensation and made no material changes in fiscal year2014 to our executive compensation program and policies as a result of such vote. The Compensation Committee will continue to consider stockholder concerns and feedback in the future.

Incentive Compensation Philosophy and Policies

Incentive Compensation Pay For Performance Plan

The Committee annually establishes a company-wide Incentive Compensation Pay For Performance Plan (“Incentive Plan”) at its first meeting held during the fiscal year. The Incentive Plan is based on a set of general principles that apply to all elements of compensation and establish the rules for awarding non-equity incentive plan compensation and stock-based compensation. The Incentive Plan consists of two parts: the first part is a written Incentive Compensation Plan, which was adopted in September 2010 and, the second part consists of annual general principles and guidelines for incentive compensation, including performance criteria, defined incentive groups and the target percentages of the pool to be allocated to each group for the fiscal year. The guidelines applicable to all elements of the Company’s compensation and that apply directly to the Incentive Plan each year, include:

•	The senior management team’s compensation is linked to Versar’s profitability, growth and strategic position;
•	The Incentive Plan’s key concept, pay for performance, balances short-term needs and long-term goals of the Company and the senior management team;
•	The Pay For Performance concept is applicable to all elements of compensation, including base salary and merit increases, non-equity incentive plan compensation and restricted stock awards;
•	The Incentive Plan is simple, rational, consistent and based on agreed-upon measurable parameters;
•	The Incentive Plan is based upon the Company’s achievement of certain levels of pre-tax income;

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COMPENSATION DISCUSSION AND ANALYSIS

•	The Incentive Plan is driven by a combination of metrics, depending on the level of management. The intent is that all levels of management have a significant portion of their compensation tied to the Company’s performance; and
•	Management is authorized to reward individual performance based on overachievement of project profitability.

For fiscal year 2014, the Committee determined that individual Incentive Plan awards would be based 30% to 60% on financial goals emphasizing the short-term well-being of Versar and 40% to 70% upon meeting strategic growth and sustainability goals of Versar over a longer period.

Restricted Stock Awards. Awards of restricted stock or restricted stock units (“restricted stock”) take into account both past performance and the need to provide the executive officers, other managers and key employees with an incentive to drive future performance of the Company. Restricted stock is also used as an incentive for future performance, in particular for new key employees, and long-term retention and commitment to the Company’s future. Restricted stock awards are currently made under the Company’s 2010 Stock Incentive Plan. While this Plan allows the use of stock options and other forms of stock-based awards, the Committee has determined that all awards will currently be in the form of restricted stock and restricted stock units, because restricted stock provides an opportunity to tie employees’ incentives to the growth of Stockholder value while having less of an impact from an accounting standpoint on the earnings of the Company than stock options.

In the fiscal year 2014 Incentive Plan, the number of restricted shares available for award was based on the same measure used to establish the size of the cash bonus pool, subject to a minimum and maximum award range. For fiscal year 2014, the minimum pool for restricted stock awards was set at 25,000 shares and the maximum pool was 150,000 shares. Shares of restricted stock are awarded from the pool in the discretion of the Compensation Committee. The Incentive Plan for fiscal year 2015 follows the same format as the previous year, and the minimum pool will be 25,000 shares and the maximum pool will be 150,000 shares.

Non-Equity Incentive Plan Compensation. Under the Incentive Plan, if the Company meets the minimum pre-tax income targets set in advance by the Board, then a non-equity incentive plan compensation pool is created. For fiscal year 2014, the Board set the sole criteria for the creation of the non-equity incentive plan compensation pool as the Company’s pre-tax income. The minimum goal for fiscal year 2014 was $4.7 million in pre-tax income, with a non-equity incentive plan compensation pool of $250,000 at that level. The non-equity incentive plan compensation pool was designed to increase as pre-tax income reached higher levels so that at $8 million of pre-tax income, a $2 million non-equity incentive plan compensation pool would be created. For fiscal year 2015, the Board has again adopted a pre-tax income target for the non-equity incentive plan compensation pool. At this time, the Company believes that disclosure of the fiscal year 2015 pre-tax income target could cause competitive harm to the Company’s business. The Company believes that the fiscal year 2015 target is attainable, but will be challenging to achieve. The target depends on increasing net income in what continues to be a very competitive U.S. government services market.

The fiscal year 2014 non-equity incentive plan compensation pool was divided into six (6) different segments: Executive Team; Senior Vice Presidents, Vice Presidents, Directors, Supervisors below Director Level and Non-Supervisors. There are varying percentages of participation by each group. If the named executive officers and other senior managers are entitled to non-equity incentive plan compensation, the Committee will determine the allocation of non-equity incentive plan compensation among the named executive officers and other senior managers from the pools established for each category of employee, based on each executive officer’s or manager’s position, contribution to the Company including the achievement of established performance goals, and information regarding mid-range bonuses paid by others in the professional services industry based on information provided by its compensation consultant discussed below. The Incentive Plan for fiscal year 2015 also divides the incentive groups into six (6) levels: Executive Team; Senior Vice Presidents, Vice Presidents, Directors, Supervisors below Director Level and Non-Supervisors.

Page | 18	Versar, Inc. 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentive Compensation Program

On May 8, 2012, the Committee approved the Versar, Inc. 2012 Long-Term Incentive Compensation Program (the “LTICP”) adopted under the Company’s 2010 Stock Incentive Plan. The LTICP was effective as of July 2, 2011. The LTICP provides for the creation for each of fiscal years 2012, 2013 and 2014 of a performance pool equal to (i) 35% of (ii) the amount by which the Company’s diluted earnings per share exceeds by more than 12% the prior fiscal year’s diluted earnings per share times the weighted average number of the Company’s common stock outstanding, on a diluted basis (the “LTICP Pool”). In any year in which diluted earnings per share do not exceed by more than 12% the measure in the prior year, the LTICP Pool will be equal to zero. Further, to the extent the LTICP Pool is zero in any fiscal year covered by the LTICP, no LTICP Pool will be created for the subsequent fiscal year unless the Company’s diluted earnings per share exceeds by more than 12% the prior fiscal year’s earnings per share, assuming that such earnings per share had achieved a 12% growth as compared to its immediately preceding fiscal year. In other words, in order for a LTICP Pool to be created following a year in which the pool is zero, the earnings per share for the subsequent fiscal year must catch up the deficit from the previous fiscal year and exceed such assumed amount by more than 12%.

In any year that an LTICP Pool is created, each participant in the LTICP receives a restricted stock award pursuant to the Company’s 2010 Stock Incentive Plan. The number of shares of restricted stock received by each participant is calculated by multiplying the LTICP Pool by each participant’s designated percentage and then dividing the result by the fair market value of one share of the Company’s common stock on the last day of the fiscal year to which the award relates. Each participant must be employed by the Company on the date the award amounts are determined in order to be eligible to receive an award, except as specified by the LTICP. The participants in the LTICP are the Company’s CEO, President and CFO and their participation percentages are 60%, 25% and 15%, respectively, subject to change by the Committee for any fiscal year. The restricted shares granted from the LTICP Pool vest 25% on the first, second, third and fourth anniversaries of the last day of the fiscal year to which the award relates, subject to suspension of vesting in any year that the LTICP Pool is zero.

The LTICP was effective for fiscal year 2012, 2013 and 2014. No similar program has been adopted for fiscal year 2015.

Compensation Process

Incentive Compensation Pay For Performance Plan

As noted above, in establishing the annual Incentive Compensation Pay For Performance Plan, or Incentive Plan, the Committee annually reviews the overall compensation of senior management, as well as the size and composition of the non-equity portion and stock-based award portion of the Incentive Plan at the beginning of each fiscal year.

At the same time, the Committee gathers data regarding the Company’s performance during the immediately preceding fiscal year to determine the awards to be made under the Incentive Plan for that then completed fiscal year.

Page | 19	Versar, Inc. 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

In making its compensation decisions, the Committee has historically, and again in fiscal year 2014, used the services of Steve Parker of HR Solutions, a compensation consulting firm. Annually, Mr. Parker compiled information from publicly available compensation surveys and benchmarks, including those prepared by Towers Watson, Radford Surveys + Consulting, and Culpepper and Associates, Inc., regarding companies in the professional services industry. The compilation prepared by Mr. Parker included compensation data for different executive levels of professional services companies of various sizes and in various geographic locations, but does not include the names of the individual companies used to compile the survey data. The publicly available compensation surveys and benchmarks used to prepare the compilation were chosen by Mr. Parker based on general direction from the Committee. Under the direction of Dr. Metry, Mr. Parker provided detailed information by type of executive position for fiscal year 2014 focused on professional service companies with revenues in a range similar to that achieved by Versar over the same period. The compilation included an average of the mid-range of salaries and bonus percentages for the various executive levels within the professional services industry. In making compensation decisions, the Committee’s goal is to over time provide for executives’ salaries and bonuses within the mid-range averages shown by the compilation.

The Committee also takes into account the accounting and tax impact to the Company of the proposed compensation. Section 162(m) of the Internal Revenue Code has not been a relevant factor in the Committee’s compensation decisions to date, because the levels of compensation historically paid to the executive officers have been substantially below the $1 million threshold set forth in Section 162(m). If the Committee were to consider compensation increases sufficient to reach this threshold, it would seek advice regarding application and impact of Section 162(m). In setting compensation, the Compensation Committee also considers ways to minimize the adverse tax consequences from the impact of Section 409A of the Internal Revenue Code. If an executive officer is entitled to nonqualified deferred compensation benefits, as defined by and subject to Section 409A, and such benefits do not comply with Section 409A, the executive officer would be subject to adverse tax treatment (including accelerated income recognition in the first year that benefits are no longer subject to a substantial risk of forfeiture) and a 20% penalty tax. Versar’s compensation plans and programs are, in general, designed to comply with the requirements of Section 409A so as to avoid possible adverse tax consequences.

Long-Term Incentive Compensation Program

The Committee annually reviews the LTICP in order to determine if the mechanics of the plan, including the calculation of the LTICP Pool and the vesting schedule of awards, remain appropriate, and to determine if the participants in the pool and their respective participation percentages should be modified. Otherwise, as the process in which awards are granted under the terms of the LTICP is fixed pursuant to the terms of the LTICP, the Committee has no further discretion with respect to awards under the LTICP.

Compensation Decisions

Base Salary

For current executive officers, the Committee intends to focus on providing significant incentive compensation to drive the Company’s performance instead of annual salary increases, except as required in the case of misaligned salary levels or as deemed necessary following review of the executives’ overall compensation packages in light of surveys conducted by the Committee’s compensation consultant of executive compensation at similar companies in the professional services industry. Except for Rob Biedermann, no named executive officer received a salary increase in fiscal year 2014. In June 2014, the Committee approved a salary increase of $15,000 for Mr. Biedermann to reflect the increase in his responsibilities for managing both the domestic and international operations of the Engineering and Construction Management group.

In determining compensation for fiscal year 2015, the Committee considered the financial performance of the Company during fiscal year 2014 and decided that no salary increases should be granted.

Page | 20	Versar, Inc. 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Restricted Stock Unit Awards

Based on the performance of the executive officers during fiscal year 2013, early in fiscal year 2014, the Committee awarded an aggregate of 12,860 restricted stock units to the five named executive officers in the table below. Those restricted stock unit awards were made under the Company’s 2010 Stock Incentive Plan. The first 50% of these restricted stock units vested on August 27, 2014, and the remaining 50% will vest on August 27, 2015, subject in each case to continued employment. These discretionary awards were allocated among these named executive officers as follows:

Named Executive Officer	Restricted Stock Units Awarded (#)
Anthony L. Otten	3,344
Jeffrey A. Wagonhurst	2,675
Cynthia A. Downes	2,366
Lee A. Staab	2,315	(1)
J. Joseph Tyler	2,160	(1)

(1)	The restricted stock units awarded to Mr. Staab and Mr. Tyler did not vest and were forfeited upon cessation of their employment in April and July 2014, respectively.

Restricted stock units may be awarded to executive officers pursuant to the terms of the annual Incentive Plan and the LTICP if the specified criteria for awards are met. In fiscal year 2013, the LTICP pool was zero, meaning the Company’s diluted earnings per share in fiscal year 2013 did not exceed the diluted earnings per share in fiscal year 2012 by more than 12%. For a new LTICP pool to be created for fiscal year 2014, the earnings per share for fiscal year 2014 would have had to catch up the deficit from fiscal year 2013 and exceed such amount by more than 12%. Since the Company experienced a net loss per share for fiscal year 2014,it did not meet the criteria for the creation of a new LTICP pool. Further, in fiscal year 2014, the Company did not achieve the targets necessary to trigger the award of restricted stock units under the 2014 Incentive Plan. Thus, no restricted stock units were awarded to the named executive officers for fiscal year 2014.

In order for the restricted stock award granted pursuant to the LTICP in 2012 to vest, the same criteria noted above for the creation of a new LTICP pool must be met. Since those criteria were not met for fiscal year 2014, the vesting of restricted stock units granted to the CEO, President and CFO pursuant to the LTICP on September 5, 2012 was suspended.

Non-Equity Incentive Plan Compensation

In fiscal year 2014, the Company did not achieve the targets necessary to trigger the accrual of a bonus pool under the 2014 Incentive Plan. Thus, no non-equity incentive plan compensation was paid to the named executive officers for fiscal year 2014.

Resignation of Mr. Staab

On March 28, 2014, Lee Staab, the Senior Vice President, Engineering and Construction Management for international operations and President, Versar International, Inc., and Versar entered into a Separation Agreement and General Release, dated as of March 24, 2014, providing for the termination of Mr. Staab’s employment with Versar effective April 12, 2014.

Page | 21	Versar, Inc. 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Pursuant to the Separation Agreement and General Release, Mr. Staab was paid all salary earned through and including April 12, 2014 and all accrued but unused personal leave as of the separation date, up to a cap of 300 hours, as well as other accrued leave, less any applicable taxes and deductions. Further, Versar paid Mr. Staab a lump sum payment in an amount equal to $77,882.40, less any withholding and other taxes required by law, as severance. Pursuant to the Separation Agreement and General Release, Mr. Staab also provided a general release to the Company of any and all claims, demands and liabilities relating to Mr. Staab’s employment by Versar. The Separation Agreement and General Release also contains non-disclosure and non-solicitation covenants.

Page | 22	Versar, Inc. 2014 Proxy Statement

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and had the opportunity to discuss the Compensation Discussion and Analysis with management. Based on this review, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K.

Compensation Committee of the Board of Directors:

Dr. Amir A. Metry, Chair

Ruth I. Dreessen

Dr. Robert L. Durfee

Amoretta M. Hoeber

Page | 23	Versar, Inc. 2014 Proxy Statement

COMPENSATION TABLES

Summary Compensation Table

The following table presents compensation information earned by the Company’s Principal Executive Officer, Principal Financial Officer, each of the Company’s three other most highly compensated executive officers during the fiscal year ended June 27, 2014 and one additional former executive officer who would have been one of the most highly compensated had he remained with the Company through the end of fiscal year 2014. We refer to these executive officers as our named executive officers in this Proxy Statement.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
Anthony L. Otten	2014	325,000	-	16,252	-	16,802		358,054
Chief Executive Officer	2013	307,692	-	158,114	-	24,659		490,465
	2012	314,033	-	62,275	219,800	20,782		616,890
Jeffrey A. Wagonhurst	2014	263,285	-	13,000	-	17,422		293,707
Chief Executive Officer	2013	253,076	-	73,581	-	21,257		347,914
Officer	2012	255,084	-	31,800	117,000	20,919		424,804
Cynthia A. Downes	2014	230,000	-	11,499	-	64,836	(5)	306,335
Executive Vice President and	2013	223,077	-	53,388	-	58,641		335,106
Chief Financial Officer	2012	221,456	-	7,950	98,600	19,044		347,050
J. Joseph Tyler (6)	2014	211,760	-	10,498	-	13,860		236,118
Former Senior Vice President,	2013	209,999	-	15,400	-	22,341		247,740
Director of Strategic Initiatives	2012	212,930	-	13,250	72,760	13,190		312,130
Rob A. Biedermann (7) Senior Vice President,	2014	172,019	-	16,870	-	70,993	(8)	259,882
Engineering and Construction Management	2013	177,326	-	3,080	-	6,370		186,776
Lee A. Staab (9)	2014	187,473	-	11,251	-	124,586	(10)	323,310
Former Senior Vice President,	2013	253,269	-	23,100	-	16,788		293,157
Engineering & Construction Management	2012	331,477	-	13,250	109,690	17,536		417,954

(1)	Includes regular base salary earnings in fiscal year 2014, 2013 and 2012.
(2)	Represents the fair value of shares of restricted stock units granted in fiscal years 2014, 2013 and 2012. The reported amounts represent the grant date fair values of the awards, in accordance with FASB Topic 718. The grant date fair value is determined by multiplying the number of shares granted by the closing price of the Company's Common Stock on the grant date.
(3)	Non-equity incentive plan compensation amounts represent amounts awarded for performance during the fiscal year and paid after the fiscal year end.
(4)	Consists of the following: Any severance payments, payments for accrued personal time off after leaving the Company, Company paid life insurance, Company paid disability, executive medical reimbursement, and Company match to employee’s 401(k) Plan contribution and relocation expenses.
(5)	Includes $51,167 for relocation expenses.
(6)	Mr. Tyler retired from the Company on July 1, 2014.

Page | 24	Versar, Inc. 2014 Proxy Statement

COMPENSATION TABLES

(7)	Mr. Biedermann became an employee of the Company on May 3, 2010.
(8)	Includes $60,000 for relocation expenses.
(9)	Mr. Staab resigned as Senior Vice President of Engineering and Construction Management effective April 12, 2014.
(10)	Includes $32,452 as payment of accrued personal time off upon resignation and $77,882 as a severance payment.

Grants of Plan Based Awards

		Estimate Future Payouts Under Non-Equity Incentive
		Plan Awards
					All Other Stock
					Awards:	Grant Date Fair
					Number of	Value of Stock
		Threshold	Target	Maximum	Shares of Stock	and Option
Name	Grant Date	($)	($)	($)	or Units (#)	Awards ($)(4)
Anthony L. Otten	8/27/2013(1)	182,000	227,500	-
	8/27/2013(2)				3,344	16,252
Jeffrey A. Wagonhurst	8/27/2013(1)	93,600	117,000	-
	8/27/2013(2)				2,675	13,000
Cynthia A. Downes	8/27/2013(1)	82,800	103,500	-
	8/27/2013(2)				2,366	11,499
J. Joseph Tyler	8/27/2013(1)	58,800	73,500	-
	8/27/2013(2)				2,160	10,498
Rob A. Biedermann	8/27/2013(1)	49,000	61,250	-
	8/27/2013(2)				1,471	7,150
	8/27/2013(3)				2,000	9,720
Lee A. Staab	8/27/2013(1)	63,000	78,750	-
	8/27/2013(2)				2,315	11,251

(1)	On August 27, 2013, the Committee set the performance goals applicable to the non-equity incentive plan for fiscal year 2014. The amounts reported represent estimated minimum payout for achievement of partial performance and the target payout for achievement of the performance goals. There is no maximum payout under the non-equity incentive plan.
(2)	The restricted stock unit awards to Mr. Otten, Mr. Wagonhurst, Ms. Downes, Mr. Tyler, Mr. Biedermann and Mr. Staab under the 2013 Incentive Plan were made by the Compensation Committee during fiscal year 2014 for performance in fiscal year 2013. 50% of each award vested on August 27, 2014, and the second 50% of each award will vest on August 27, 2015. The awards to Messrs. Staab and Tyler were forfeited without vesting upon their cessation of employment in April and July 2014, respectively.
(3)	The restricted stock unit award to Mr. Biedermann were made for his promotion to Senior Vice President.

(4) The amounts in this column do not represent amounts the named executive officers received or are entitled to receive. Rather, the reported amounts represent the grant date fair values of the awards. The grant date fair value is determined in accordance with FASB Topic 718 by multiplying the number of shares underlying the units granted by the closing price of the Company's Common Stock on the grant date.

Page | 25	Versar, Inc. 2014 Proxy Statement

COMPENSATION TABLES

Outstanding Equity Awards at Fiscal Year-End

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Anthony L. Otten	0	-	-	15,000	(2)	51,600
				21,336	(3)	73,396
				3,344	(4)	11,503
Jeffrey A. Wagonhurst	2,000	3.82	9/14/14	7,500	(2)	25,800
				8,890	(3)	30,582
				2,675	(4)	9,202
Cynthia A. Downes	0	-	-	6,000	(2)	20,640
				5,344	(3)	18,383
				2,366	(4)	8,139
J. Joseph Tyler	0	-	-	0		0
Rob A. Biedermann	0	-	-	500	(2)	1,720
				1471	(4)	5,060
				2,000	(5)	6,880
Lee A. Staab	0	-	-	0		0

(1)	All outstanding options are fully vested.
(2)	Represents the remaining unvested shares from the restricted stock unit award granted on September 5, 2012 under the 2012 Incentive Plan.
(3)	Represents the remaining unvested shares from the restricted stock unit award granted on September 5, 2012 under the LTICP.
(4)	Represents the remaining unvested shares from the restricted stock unit award granted on August 27, 2013 under the 2013 Incentive Plan.
(5)	Represents the remaining unvested shares from the restricted stock unit award granted on August 27, 2013 upon his promotion to Senior Vice President.

Page | 26	Versar, Inc. 2014 Proxy Statement

COMPENSATION TABLES

Stock Vested

Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Anthony L. Otten	11,750	(2)	56,518
	15,000	(3)	71,400
Jeffrey A. Wagonhurst	6,000	(2)	28,860
	7,500	(3)	35,700
Cynthia A. Downes	1,500	(2)	7,215
	6,000	(3)	28,560
J. Joseph Tyler	2,500	(2)	12,025
	2,500	(3)	11,900
Rob A. Biedermann	500	(3)	2,380
Lee A. Staab	2,500	(2)	12,025
	3,750	(3)	17,850

(1)	Calculated by multiplying the number of shares by the fair market value of the Company’s Common Stock (based on the closing price for the Common Stock on the NYSE MKT) on the date of vesting.
(2)	Represents the shares that vested on September 7, 2013 from the restricted stock unit award granted on September 7, 2011.
(3)	Represents the shares that vested on September 5, 2013 from the restricted stock unit award granted on September 5, 2012.

Page | 27	Versar, Inc. 2014 Proxy Statement

CHANGE IN CONTROL AGREEMENTS

On September 13, 2013, the Company entered into a change in control severance agreement with each of Mr. Otten, Mr. Wagonhurst and Ms. Downes. The agreements provide that there is a “change in control” upon the occurrence of the first of the following events: an acquisition of a controlling interest (defined as 25% or more of the combined voting power of the Company’s then outstanding securities); if during the term of the agreement, individuals serving on the board at the time of the agreement, or their approved replacements, cease to constitute a majority of the board; a merger approval (subject to exceptions listed in the agreement); a sale of all or substantially all of the Company’s assets; a complete liquidation or dissolution of the Company, or a going private transaction. Each of the agreements has a term expiring on September 13, 2015 or the date on which the executive officer ceases to serve in his or her current position with the Company, in each case prior to the occurrence of a potential change in control or a change in control, each as defined in the agreement. If a potential change in control occurs during the term, the termination date is automatically extended to the later of the existing termination date or the date that is six months from the date of the potential change in control. If a change in control occurs during the term, the termination date will not apply and the agreement will terminate only on the last day of the 24th calendar month beginning after the calendar month in which the change in control occurred. Under each of the agreements, severance benefits are payable to an executive officer if, during the term of the agreement and after a change in control has occurred, the executive’s employment is terminated by the Company without cause (other than as a result of his death or disability) or if the executive resigns for good reason (e.g., as a result of change in title, salary reduction, or change in geographic location). Severance benefits will also be triggered if, after a potential change in control, but before an actual change in control, the executive’s employment is terminated without cause or the executive resigns for good reason, if the termination is at the direction of a person who has entered into an agreement with the Company that will result in a change in control, or the event constituting good reason is at the direction of such a person. Finally, benefits will be triggered if a successor to the Company fails to assume the agreement. Severance benefits include: (i) a lump sum cash payment equal to two times the executive’s annual base salary, or, if higher, the annual base salary in effect immediately before the change in control, potential change in control or good reason event; (ii) a lump sum cash payment equal to two times the higher of the amounts paid to the executive under any existing bonus or incentive plan in the calendar year preceding the termination of his employment or the calendar year in which the change in control occurred; (iii) a lump sum payment for any amounts accrued under any other incentive plan; (iv) a continuation for 24 months of the life, disability and accident benefits the executive was receiving before the end of his employment; (v) a continuation for 18 months of the health and dental insurance benefits he or she was receiving before the end of his or her employment; (vi) a lump sum payment of $16,000 in lieu of medical and tax accounting benefits made available by the Company to its officers; (vii) all unvested options will immediately vest and remain exercisable of the longest period of time permitted by the applicable stock option plan; and (viii) all unvested restricted stock awards will immediately vest. Further, the Company provides certain medical benefits to retired executive officers who serve as chief executive officer, president, executive vice president, senior vice president, corporate vice president, or a Board-elected vice president. A termination following a change in control will be deemed retirement for purposes of the provision of these medical benefits.

Page | 28	Versar, Inc. 2014 Proxy Statement

CHANGE IN CONTROL AGREEMENTS

The following table estimates and summarizes potential payments and benefits, other than the benefits ordinarily available to salaried employees, that Mr. Otten would have received had his employment been terminated on the last day of fiscal year 2014 under the circumstances described below.

	Salary $	Bonus $	Benefits $(1)
Termination or resignation following a change of control	650,000	0	35,400
Termination or resignation following a potential change of control	650,000	0	35,400
Successor fails to assume the contract	650,000	0	35,400

(1)	Payment for benefit costs paid by the Company on behalf of Mr. Otten that are not generally available to other employees for insurance and medical benefits calculated based on current applicable premiums.

The following table estimates and summarizes potential payments and benefits, other than the benefits ordinarily available to salaried employees, that Mr. Wagonhurst would have received had his employment been terminated on the last day of fiscal year 2014 under the circumstances described below.

	Salary $	Bonus $	Benefits $(1)
Termination or resignation following a change of control	520,000	0	30,890
Termination or resignation following a potential change of control	520,000	0	30,890
Successor fails to assume the contract	520,000	0	30,890

(1)	Payment for benefit costs paid by the Company on behalf of Mr. Wagonhurst that are not generally available to other employees for insurance and medical benefits calculated based on current applicable premiums.

The following table estimates and summarizes potential payments and benefits, other than the benefits ordinarily available to salaried employees, that Ms. Downes would have received had her employment been terminated on the last day of fiscal year 2014 under the circumstances described below.

	Salary $	Bonus $	Benefits $(1)
Termination or resignation following a change of control	460,000	0	25,149
Termination or resignation following a potential change of control	460,000	0	25,149
Successor fails to assume the contract	460,000	0	25,149

(1)	Payment for benefit costs paid by the Company on behalf of Ms. Downes that are not generally available to other employees for insurance and medical benefits calculated based on current applicable premiums.

Page | 29	Versar, Inc. 2014 Proxy Statement

RISK CONSIDERATIONS

During fiscal year 2014, the Compensation Committee considered the impact of the Company’s executive compensation policies and practices, and the incentives created by its policies and practices, on the Company’s risk profile, and concluded that such policies and practices do not motivate imprudent risk taking. In addition, the Committee periodically reviews all of the Company’s compensation policies and procedures, including the incentives they create, and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. In conducting this review, the Committee also reviews the compensation program for any design features which have been identified by experts as having the potential to encourage excessive risk-taking, including:

•	excessive focus on equity;
•	compensation mix overly weighted toward annual incentives;
•	highly leveraged payout curves and uncapped payouts;
•	unreasonable goals and thresholds; and
•	steep payout cliffs at performance levels that may encourage short-term business decisions to meet payout thresholds.

In reaching its conclusion, the Committee identified several design features of its compensation program that reduce the likelihood of excessive risk taking:

•	the Company’s program and policies are designed to provide a balanced mix of cash and restricted equity, annual and longer-term incentives;
•	maximum payout levels for non-equity incentive plan compensation are capped based on a review of the Company’s economic position and prospects, as well as the compensation offered by comparable companies;
•	the Committee has discretion to alter, including to reduce, incentive plan payouts or make discretionary awards; and
•	the Incentive Plan uses pre-tax income as the performance measure for determining incentive payouts, which encourages executives to take a balanced approach focused on corporate profitability, rather than other measures, such as revenue targets, which may incentivize executives to drive sales levels without regard to cost structure.

Page | 30	Versar, Inc. 2014 Proxy Statement

AUDIT COMMITTEE REPORT AND AUDITOR FEES

In fiscal year 2014, the Board’s Audit Committee consisted of four (4) non-employee directors, James L. Gallagher (Chair), Ruth I. Dreessen, Dr. Robert L. Durfee and Paul J. Hoeper. Each member has been determined to be an independent director under NYSE MKT listing standards and SEC rules and regulations. Further, the Board determined that Ms. Dreessen was qualified as an Audit Committee Financial Expert. Pursuant to the Committee’s written charter, the Committee evaluates audit performance, manages the relationship with the Company’s independent registered public accounting firm, assesses policies and procedures relating to internal controls and evaluates complaints regarding auditing and accounting matters. This report relates to the activities of the Audit Committee in carrying out such roles for fiscal year 2014.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and reporting process, which includes the Company’s systems for internal financial controls and other financial statement requirements under the Sarbanes Oxley Act. In carrying out its oversight responsibilities, the Committee met with management and reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 27, 2014. This review included a discussion of the quality and acceptability of the Company’s financial reporting and internal controls, including the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

The Committee also reviewed with the Company’s independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, its judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards and SAS (Statement on Auditing Standards) 61. In addition, the Committee received written disclosures and a letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with Grant Thornton their independence. The Committee meets periodically and as necessary with Grant Thornton (with Company management present) to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting, financial management, accounting and internal controls. The Committee also meets privately with Grant Thornton (without Company management present) as deemed necessary by the Committee. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 27, 2014 for filing with the SEC.

Under the Committee’s charter and the requirements of the Sarbanes-Oxley Act and Rule 10A-3 adopted by the SEC, the responsibility for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm rests with the Audit Committee. Based upon a review of Grant Thornton’s qualifications, resources, personnel and performance, the Committee has selected Grant Thornton as the Company’s independent registered public accounting firm for fiscal year 2014 and is submitting its decision for Stockholder ratification at the Annual Meeting.

Submitted by the Audit Committee of the Board of Directors:

James L. Gallagher, Chair

Ruth I. Dreessen

Dr. Robert L. Durfee

Paul J. Hoeper

Page | 31	Versar, Inc. 2014 Proxy Statement

AUDIT COMMITTEE REPORT AND AUDITOR FEES

Pre-Approval of Independent Auditor Fees and Services Policy

The Audit Committee has adopted a pre-approval policy for services and fees by its registered public accounting firm. Pursuant to this policy, the Audit Committee is required to pre-approve the audit and non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence. The services and estimated fees are presented to the Audit Committee for consideration in the following categories: Audit, Audit-Related, Tax and All Other (each as defined in Schedule 14A of the Securities Exchange Act of 1934). All services by Grant Thornton rendered in fiscal years 2014 and 2013 received prior approval by the Audit Committee. The Committee expects that all services performed by Grant Thornton in fiscal year 2015 will be subject to pre-approval by the Audit Committee.

Audit Fees

In fiscal years 2014 and 2013, Versar paid Grant Thornton $281,360 and $280,004, respectively, for quarterly reviews and the annual fiscal year audit. Versar also made payments of $4,879 and $13,696 in fiscal years 2014 and 2013 to SGV & Co. for audit services in the Philippines. Versar paid Grant Thornton $36,614 and $30,554 for audit services in the United Kingdom in fiscal year 2014 and 2013.

Audit-Related Fees

Versar paid Grant Thornton $137,467 in fiscal year 2014 and $46,992 in fiscal year 2013 for audit-related fees for assurance and related services.

Tax Fees

In fiscal years 2014 and 2013, Versar paid $249,182 and $195,494, respectively, to Grant Thornton for federal and state tax compliance services. Versar paid $1,318 and $4,293 in fiscal years 2014 and 2013 to SGV & Co. for tax advisory services in the Philippines.

All Other Fees

In fiscal years 2014 and 2013, Versar paid $36,815 and $14,018, respectively, to Grant Thornton for various tax consulting, including acquisition accounting advice. In fiscal year 2014, Versar paid Grant Thornton $5,278 for various tax consulting and stamp duty filings in the United Kingdom.

Page | 32	Versar, Inc. 2014 Proxy Statement

PROPOSAL NO. 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the rules of the Securities and Exchange Commission, we are providing Stockholders with a non-binding advisory vote on our compensation program for our named executive officers. This non-binding advisory vote is commonly referred to as a “say on pay” vote. The non-binding advisory vote on the compensation program for our named executive officers, as disclosed in this Proxy Statement, will be determined by the vote of a majority of the voting power of the shares present or represented at the 2014 Annual Meeting of Stockholders and voting affirmatively or negatively on the proposal.

Stockholders are urged to read the sections of this Proxy Statement related to executive compensation, including the Compensation Discussion and Analysis, the Compensation Tables and the related narrative discussions, which discuss how our executive compensation policies and procedures implement our compensation philosophy and contain tabular information and narrative discussion about the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals. Accordingly, we will ask our Stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussions is hereby APPROVED.”

As an advisory vote, this proposal is not binding on the Company. However, our Board and Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by our Stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION COMMITTEE’S EXECUTIVE COMPENSATION PHILOSOPHY, POLICIES AND DETERMINATIONS FOR OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE “EXECUTIVE COMPENSATION” SECTION OF THIS PROXY STATEMENT.

Page | 33	Versar, Inc. 2014 Proxy Statement

PROPOSAL NO. 3 – AMENDMENT AND RESTATEMENT OF THE VERSAR, INC. 2005 EMPLOYEE STOCK PURCHASE PLAN

We are requesting that Stockholders approve the Versar, Inc. 2005 Amended and Restated Employee Stock Purchase Plan (the “ESPP”), which is an amendment and restatement of the Company’s 2005 Employee Stock Purchase Plan (the “2005 Plan”). The Board of Directors recommends approval of the ESPP so the Company can continue to offer its employees the ability to invest in the Company’s common stock at an attractive price. The following is a summary of the principal provisions of the ESPP and its operation. A copy of the ESPP is set forth in full in Appendix A of this Proxy Statement and the following description is qualified in its entirety by reference to Appendix A.

Proposed Changes. The revised ESPP amends the 2005 Plan to (1) extend the term of the ESPP by ten years, through changing its expiration date from December 31, 2014 to July 31, 2024 and (2) reserve 271,975 shares of Versar’s Common Stock for purchase through the ESPP on or after August 1, 2014 on the tax-favored basis, as described below. Such shares may be newly-issued shares, shares held in treasury, or shares that a designated broker purchases on the open market. To the extent that the Company offers to sell shares at a price below fair market value and utilizes a broker for open market purchases, the Company will make cash payments to the broker to subsidize the discount.

ESPP Purpose. In general, the ESPP is designed to retain and motivate the employees of the Company and its designated affiliates by encouraging them to acquire stock ownership in the Company on a tax-favored basis. In particular, the ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code, as amended (“Section 423”), and thereby to allow participating employees to defer recognition of taxes when purchasing shares of the Common Stock at a discount under the ESPP.

Administration. The ESPP will be administered by the Board of Directors or a person or committee appointed from time to time by the Board of Directors (in either case, the “Administrator”). The Administrator is vested with full authority to construe, interpret, and apply the terms of the ESPP, to determine eligibility, to adjudicate all disputed claims under the ESPP, to adopt, amend and rescind any rules deemed appropriate for the administration of the ESPP, and to make all other determinations necessary or advisable for the administration of the ESPP. Determinations by the Administrator as to the interpretation and operation of the ESPP will be final and binding on all parties.

Offering Periods And Purchase Dates. Under the ESPP, twelve monthly offerings (each, an “Offering”) of shares of the Common Stock will be made each year. Generally, each Offering is of one (1) month’s duration beginning on the first day of each calendar month (e.g., January 1, February 1, March 1, etc.) and ending on the last day of the same calendar month (the “Purchase Period”). Offerings have been ongoing since January 2005 and are expected to continue for the term of the ESPP if this Proposal is approved. The Administrator may change the Purchase Period associated with future Offerings to up to 27 months, without Stockholder approval.

Eligibility. All employees of the Company and its designated subsidiaries (including designated related entities, for sub-plans) will be eligible to participate in the ESPP, except persons whose customary employment is less than 20 hours per week or five months or less per year, before the first business day of the Purchase Period. Persons who are deemed, for purposes of Section 423(b)(3) to own shares of Common Stock possessing 5% or more of the total combined voting power or value of all classes of Common Stock or shares of a subsidiary will be ineligible to participate in the ESPP. In addition, if an option granted pursuant to the ESPP would permit a person’s rights to purchase shares of Common Stock to accrue at a rate that exceeds $25,000 of the fair market value of such Common Stock for any calendar year, such person will not be eligible to participate in the ESPP. In addition, the Administrator, in its sole discretion, may permit Company directors, employees who are 5% or more Stockholders, and independent contractors to participate in certain sub-plans which are not designed to qualify as Section 423 plans. As of September 3, 2014, the Company and its designated affiliates have 79 independent contractors and approximately 648 employees, including two employees who also serve as directors, who were eligible to participate in the ESPP.

Page | 34	Versar, Inc. 2014 Proxy Statement

PROPOSAL NO. 3 – AMENDMENT AND RESTATEMENT OF THE VERSAR, INC. 2005 EMPLOYEE STOCK PURCHASE PLAN

Participation. Eligible employees as of the date 30 days before an Offering may elect to participate in that Offering by electing to make payroll deductions during the Offering. The amount of the payroll deductions must not be less than $25.00 per payroll period and must not exceed a percentage (initially 25%) of the participant’s annual compensation that the Administrator establishes from time to time. A participant may not purchase more than 500 shares of Common Stock during an Offering, subject to both adjustment for capital changes and to the discretion of the Administrator to revise this number for any Offering before it commences. All sums deducted from the regular compensation of participants will be credited to a share purchase account established for each participant on the Company’s books, but prior to use of these funds for the purchase of shares of Common Stock in accordance with the ESPP, the Company may use these funds for any valid corporate purpose. The Company will not be under any obligation to pay interest on funds credited to a participant’s stock purchase account in any event.

Price. The price per share of Common Stock sold under the ESPP during an Offering will be 95% of the closing price of the Company’s shares on the New York Stock Exchange on the last day of such Offering; provided that, before the first business day of any Purchase Period, the Administrator may establish a different formula for determining the price, so long as the formula does not result in a lower price than is allowed under Section 423(b)(6).

Purchase of Shares. A participant’s option to purchase Common Stock pursuant to the ESPP will be automatically exercised on the last day of each applicable Offering. Before that date, a participant may terminate his or her participation in the ESPP by providing written notice to the Company or its designated broker at least five days prior to the last day of the Offering. A participant who terminates his or her participation in the ESPP during an Offering will receive a refund of his or her ESPP contributions. If a participant fails to work at least 20 hours per week during an Offering, the participant shall be deemed to have terminated his or her participation in the ESPP. Other than terminating his or her participation in the ESPP altogether, once an Offering begins, a participant may not increase or decrease how much he or she has elected to contribute to the ESPP during the Offering (unless the Administrator provides for such before the Offering begins). During the term of the ESPP, the designated broker will purchase on the open market up to 271,975 shares (to be adjusted for stock splits and similar transactions) of the Common Stock under the ESPP. To the extent that the purchase price for the shares is below fair market value for any Purchase Period, the Company will pay the designated broker the amounts necessary to subsidize the purchase price for shares purchased on the open market.

Transferability. Options under the ESPP may not be assigned, transferred, pledged, or otherwise disposed of except by will or in accordance with the laws of descent and distribution.

Employment Termination. If a participant’s employment terminates for any reason, his or her payroll deductions or contributions will be refunded, and the participant will have up to thirty days to transfer Common Stock from the ESPP to himself or herself, a designated beneficiary, or a broker. If the participant’s shares of the Common Stock are not so transferred, a share certificate will be issued and mailed to the participant.

Duration of ESPP. The ESPP will expire on July 31, 2024, unless the Board exercises its discretion to terminate it on an earlier date.

Page | 35	Versar, Inc. 2014 Proxy Statement

PROPOSAL NO. 3 – AMENDMENT AND RESTATEMENT OF THE VERSAR, INC. 2005 EMPLOYEE STOCK PURCHASE PLAN

Amendment or Termination of the ESPP. The Board of Directors may at any time amend or terminate the ESPP, subject to Stockholder approval to the extent the Administrator determines that such approval is required by the listing standards of the New York Stock Exchange or appropriate, for example, to conform the ESPP with Section 423 (currently, for example, the approval of the Stockholders of the Company is required to increase the number of shares of Common Stock authorized for purchase under the ESPP or to change the class of employees eligible to receive options under the ESPP, other than to designate additional affiliates as eligible subsidiaries for the ESPP).

Change in Company Capital Structure. If there is any change in the shares of the Common Stock as a result of a merger, consolidation, reorganization, recapitalization, exchange of shares, change in corporate structure, or similar event, appropriate arrangements will be made so that each option under the ESPP will be assumed or equivalent option substituted by the resulting entity or the Purchase Period will be shortened to allow for the completion of purchases under outstanding options under the ESPP.

U.S. Federal Income Tax Consequences. No taxable income will be recognized by a participant until the sale or other disposition of the shares of the Common Stock acquired under the ESPP. At that time, a participant generally will recognize ordinary income and capital gains.

When the shares are disposed of by a participant two years or more after the beginning of the Offering in which the shares were purchased, he or she will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the shares on the purchase date over the purchase price (the “Discount”) or (ii) the excess of the fair market value of the shares at disposition over the purchase price.

When shares are disposed of less than two years after the beginning of the Offering in which they were purchased (in what is known as a “disqualifying disposition”), the participant must recognize ordinary income in the amount of the Discount, even if the disposition is a gift or is at a loss. In the event of a participant’s death while owning shares acquired under the ESPP, ordinary income must be recognized in the year of death as though the shares had been sold.

In the cases discussed above (other than death), the amount of ordinary income recognized by a participant is added to the purchase price paid by the participant, and this amount becomes the tax basis for determining the amount of the capital gain or loss from the disposition of the shares. Additional gain, if any, will be short-term or long-term capital gain depending on whether the holding period is 12 months or less, or more than 12 months.

The Company is entitled to tax deductions for shares issued under the ESPP only in the event of disqualifying dispositions. For disqualifying dispositions, the Company is allowed a deduction to the extent of the amount of ordinary income includable in gross income by such participant for the taxable year as a result of the premature disposition of the shares. The ESPP will not meet the requirements in Section 162(m) of the Internal Revenue Code, which means that there may be no Company deductions for disqualifying dispositions by the Company’s Chief Executive Officer and three most highly paid other executive officers (disregarding its Chief Financial Officer).

Vote Required. The ESPP must be approved by the affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on this Proposal No. 3.

Page | 36	Versar, Inc. 2014 Proxy Statement

PROPOSAL NO. 3 – AMENDMENT AND RESTATEMENT OF THE VERSAR, INC. 2005 EMPLOYEE STOCK PURCHASE PLAN

Equity Compensation Plan Information (as of June 27, 2014)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	22,000	$4.20	619,115

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.

Page | 37	Versar, Inc. 2014 Proxy Statement

PROPOSAL NO. 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors considers it desirable that its appointment of the firm of Grant Thornton as independent registered public accounting firm of the Company for fiscal year 2015 be ratified by the Stockholders. Grant Thornton has been the Company’s accounting firm since 2002. Representatives of Grant Thornton will be present at the Annual Meeting, will be given an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON.

Page | 38	Versar, Inc. 2014 Proxy Statement

2015 ANNUAL MEETING OF THE STOCKHOLDERS

It is presently contemplated that the 2015 Annual Meeting of Stockholders will be held on or about November 18, 2015. In order for any appropriate stockholder proposal to be considered for inclusion in the proxy materials for the 2015 Annual Meeting of Stockholders, it must be received by the Secretary of the Company no later than June 3, 2015, by certified mail, return receipt requested and must comply with applicable federal proxy rules. A proposal submitted for consideration at the 2015 Annual Meeting of Stockholders subsequent to June 3, 2015 shall be considered untimely and will not be included in the Company’s proxy materials. Further, any proposals for consideration at the 2015 Annual Meeting of Stockholders for which the Company does not receive notice on or before July 21, 2015 shall be subject to the discretionary vote of the proxy holders at the 2015 Annual Meeting of Stockholders.

Page | 39	Versar, Inc. 2014 Proxy Statement

OTHER MATTERS

As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

By Order of the Board of Directors,

James D. Villa
Secretary

October 1, 2014

Page | 40	Versar, Inc. 2014 Proxy Statement

APPENDIX A

VERSAR, INC.

2005 AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the 2005 Amended and Restated Employee Stock Purchase Plan of Versar, Inc.

1.          Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Shares of the Company. It is the intention, but not the obligation, of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.          Definitions.

(a)          “Administrator” means (i) any person or committee to whom the Board delegates administrative discretion under the Plan, and (ii) the Board, which may exercise any and all administrative powers associated with the Plan.

(b)          "Board" means the Board of Directors of the Company.

(c)          "Code" means the Internal Revenue Code of 1986, as amended.

(d)          "Common Shares" means shares of common stock, par value $.01 per share, of the Company.

(e)          "Company" means Versar, Inc., a Delaware corporation.

(f)          "Compensation" means the sums of the types and amounts of compensation determined from time to time by the Administrator in its sole discretion to be eligible to be taken into account under the Plan, provided that no such determination shall include or exclude any type or amount of compensation contrary to the requirements of Section 423 of the Code, including the equal treatment of participants having the same employer corporation.

(g)          "Continuous Status as an Employee" means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Administrator, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company and its Designated Subsidiaries.

(h)          "Contributions" means all amounts credited to the account of a participant pursuant to the Plan.

(i)          "Corporate Transaction" means a sale of all or substantially all of the Company's assets, or a merger, consolidation, or other capital reorganization of the Company with or into another corporation, or any other transaction or series of related transactions in which the Company's shareholders immediately prior thereto own less than 50% of the voting shares of beneficial interest of the Company (or its successor or parent) immediately thereafter.

(j)          "Designated Subsidiaries" means the Subsidiaries (or other entities with respect to sub-plans established under Section 19(d) hereof) that have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(k)          "Employee" means any person, including an Officer, whom the Company or one of its Designated Subsidiaries classifies as an employee for payroll tax purposes and who (i) is customarily employed by the Company or one of its Designated Subsidiaries for at least 20 hours per week, and (ii) is customarily employed by the Company or one of its Designated Subsidiaries for more than five months in a calendar year.

(l)          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(m)          "Offering Date" means the first business day of each Purchase Period of the Plan.

(n)          "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(o)          "Plan" means this 2005 Amended and Restated Employee Stock Purchase Plan.

(p)          "Purchase Date" means the last day of each Purchase Period of the Plan, provided, however, that if such date is not a business day, the “Purchase Date” shall mean the immediately preceding business day.

(q)          “Purchase Period” means a period of one calendar month (or such other period of up to 27 consecutive months that the Administrator may determine in its sole discretion before an Offering Date), except for the first Purchase Period set forth in Section 4(b).

(r)          "Purchase Price" means with respect to a Purchase Period an amount equal to 95% of the Fair Market Value (as defined in Section 7(b) below) of a Share on the Purchase Date; provided, however, that the Administrator may before any Offering Date establish a different formula for determining the Purchase Price so long as the formula does not result in a lower Purchase Price than is allowable under Section 423(b)(6) of the Code.

(s)          "Share" means one Common Share, as adjusted in accordance with Section 18 of the Plan.

(t)          "Subsidiary" means a corporation (or an unincorporated entity of which the Company is a co-employer of its employees), domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3.          Eligibility.

(a)          Any person who is an Employee as of the date 30 days before the Offering Date of a given Purchase Period shall be eligible to participate in such Purchase Period under the Plan, subject to the requirements of Section 5(a) and the limitations imposed by Section 423(b) of the Code; provided however that eligible Employees may not participate in more than one Purchase Period at a time.

(b)          Any provisions of the Plan to the contrary notwithstanding other than Section 3(c), no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own shares of beneficial ownership of the Company and/or hold outstanding options to purchase Shares possessing five percent (5%) or more of the total combined voting power or value of all classes of Shares of the Company or shares of common stock of any Subsidiary of the Company, or (ii) if such option would permit his or her rights to purchase Shares under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds Twenty-Five Thousand Dollars ($25,000) of the Fair Market Value (as defined in Section 7(b) below) of such Shares (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

(c)          Company directors, independent contractors (the meaning of such terms to be determined by the Administrator in its sole discretion), employees of affiliates of the Company that are not corporate Subsidiaries, and Employees who are ineligible to participate pursuant to Section 3(b)(i) above may, in the sole discretion of the Administrator, be eligible to participate in any Company sub-plan or sub-plans that the Administrator may establish in accordance with Section 19(d) below.

4.          Purchase Periods. Purchase Periods shall generally commence on the first day of each calendar month (e.g., January 1, February 1, March 1) and shall end on the last day of the calendar month in which the Purchase Period begins. The Administrator shall have the discretion to establish the first Purchase Period as commencing on or after the effective date determined in Section 22 below. The Administrator shall have the power to change the duration and/or frequency of Purchase Periods with respect to future purchases without stockholder approval, provided that the Administrator shall announce any such change at least fifteen (15) days prior to the scheduled beginning of the first Purchase Period to be affected.

5.          Participation.

(a)          An eligible Employee may become a participant in the Plan by completing a subscription agreement on the form provided by the Company and filing it with the Company's Human Resources Department or the stock brokerage or other financial services firms designated or approved by the Administrator from time to time (each, a "Designated Broker") prior to the applicable Offering Date, unless a later time for filing the subscription agreement is set by the Board for all eligible Employees with respect to a given Purchase Period. The subscription agreement shall set forth the percentage of the participant's Compensation (subject to Section 6(a) below) to be paid as Contributions pursuant to the Plan.

(b)          Payroll deductions shall commence on the first full payroll following the Offering Date and shall end on the last payroll paid on or prior to the last Purchase Period to which the subscription agreement is applicable, unless sooner terminated by the participant as provided in Section 10.

(c)          A participant's subscription agreement shall remain in effect for successive Purchase Periods unless modified as provided in Section 6 or terminated as provided in Section 10.

6.          Method of Payment of Contributions.

(a)          A participant shall elect to have payroll deductions made on each payday during the Purchase Period in an amount not less than $25 per payroll period and not more than twenty-five percent (25%) (or such other percentage as the Administrator may establish from time to time before an Offering Date) of such participant's Compensation on each payday during the Purchase Period. All payroll deductions made by a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.

(b)          A participant may discontinue his or her participation in the Plan as provided in Section 10, and may increase or decrease the rate of his or her Contributions with respect to the Purchase Period only in accordance with rules that the Administrator establishes before the Offering begins. Any change in rate shall be effective as of the beginning of the next calendar month following the date of filing of the new subscription agreement, if the agreement is filed at least ten (10) business days prior to such date and, if not, as of the beginning of the next succeeding calendar month.

(c)          Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a participant's payroll deductions may be decreased during any Purchase Period scheduled to end during the current calendar year to 0%. Payroll deductions shall re-commence at the rate provided in such participant's subscription agreement at the beginning of the first Purchase Period that is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.

7.          Grant of Option.

(a)          On the Offering Date of each Purchase Period, each eligible Employee participating in such Purchase Period shall be granted an option to purchase on the Purchase Date for the Purchase Period a number of Shares determined by dividing such Employee's Contributions accumulated prior to such Purchase Date and retained in the participant's account as of the Purchase Date by the applicable Purchase Price; provided however that the maximum number of Shares an Employee may purchase during each Purchase Period shall be 500 Shares (subject to any adjustment pursuant to Section 18 below, as well as to such other number of Shares as the Administrator may establish from time to time before an Offering Date), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13.

(b)          The fair market value of the Company's Common Shares on a given date (the “Fair Market Value") shall be –

(i) the closing sales price of the Common Shares for such date (or, in the event that the Common Shares are not traded on such date, on the immediately preceding trading date), as reported by the New York Stock Exchange or the American Stock Exchange, or, if such price is not reported, then on the nearest preceding trading day during which a sale occurred; or

(ii) if such stock is not traded on either exchange but is quoted on NASDAQ or a successor quotation system (A) the last sales price (if the stock is then listed as a National Market Issue under The Nasdaq National Market System) or (B) the mean of the bid and asked prices per-share of the Common Shares as reported by the NASDAQ or successor or,

(iii) in the event the Common Shares are not listed on a stock exchange or quoted on NASDAQ but is otherwise traded in the over-the-counter market, the Fair Market Value per share shall be the mean between the most recent representative bid and asked prices; or

(iv) if subsections (i)-(iii) do not apply, the fair market value established in good faith by the Board.

8.          Exercise of Option. Unless a participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of Shares will be exercised automatically on each Purchase Date of a Purchase Period, and the maximum number of full Shares subject to the option will be purchased at the applicable Purchase Price with the accumulated Contributions in his or her account. No fractional Shares shall be sold or issued pursuant to the Plan. Any payroll deductions accumulated in a participant's account that are not sufficient to purchase a full Share shall be retained in the participant's account for the subsequent Purchase Period, subject to earlier withdrawal by the participant as provided in Section 10 below. Any other amounts left over in a participant's account after a Purchase Date shall be returned to the participant. The Shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Purchase Date. During his or her lifetime, a participant's option to purchase Shares hereunder is exercisable only by him or her.

9.          Delivery. As promptly as practicable after each Purchase Date of each Purchase Period, the number of Shares purchased by each participant upon exercise of his or her option shall be deposited into an account established in the participant's name with a Designated Broker.

10.       Voluntary Withdrawal; Termination of Employment.

(a)          A participant may withdraw all but not less than all the Contributions credited to his or her account under the Plan at any time prior to each Purchase Date by giving written notice to the Company or the Designated Broker, in the form and manner as directed by the Company, at least five (5) days prior to the Purchase Date. All of the participant's Contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and his or her option for the current period will be automatically terminated, and no further Contributions for the purchase of Shares will be made during the Purchase Period.

(b)          Upon termination of the participant's Continuous Status as an Employee prior to the Purchase Date of a Purchase Period for any reason, including retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 13, and his or her option will be automatically terminated. A participant will have up to 30 days to transfer, to himself, to a designated beneficiary, or to a designated broker, any Shares that the Company or the Designated Broker holds for the benefit of the Participant (using a form that the Administrator provides). If within 30 days, the participant’s Shares are not transferred, the Administrator may, but shall not be obligated to, issue and mail a stock certificate for the Shares to the participant.

(c)          In the event an Employee fails to remain in Continuous Status as an Employee of the Company for at least twenty (20) hours per week during the Purchase Period in which the employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account will be returned to him or her and his or her option terminated.

(d)          A participant’s withdrawal from a Purchase Period will result in his or her becoming ineligible to participate in any Purchase Periods beginning within the next 12 months ( as well as being ineligible for the same period to participate in any succeeding employee stock purchase plan or any similar plan which may hereafter be adopted by the Company and for which such participant is otherwise eligible).

11.         Interest. No interest shall accrue on the Contributions of a participant in the Plan.

12.         Shares.

(a)          On and after August 1, 2014, a total of 271,975 Shares shall be available for purchase pursuant to the Plan. Such Shares may in the Administrator’s discretion be newly-issued Shares, Shares held in treasury, or Shares that the Designated Broker shall purchase on the open market. To the extent the Purchase Price for Shares purchased on the open market is below Fair Market Value for any Purchase Period, the Company shall pay the Designated Broker such amounts as are necessary to subsidize the Purchase Price for Shares purchased on the open market.

(b)          The participant shall have no interest (including no right to receive any dividends) or voting right in Shares covered by his or her option until such option has been exercised.

(c)          Shares to be delivered to a participant under the Plan will be registered in the name of the participant or, if directed by the participant in writing, in the name of the participant and his or her spouse.

13.         Administration. The Administrator shall supervise and administer the Plan, and shall have full and exclusive discretionary authority to construe, interpret, and apply the terms of the Plan, to determine eligibility, to adjudicate all disputed claims under the Plan, to adopt, amend and rescind any rules deemed appropriate for the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Every finding, decision, and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties. No person acting individually or jointly as the Administrator shall be liable for any action or determination made in good faith with respect to the Plan or any participant.

14.         Designation of Beneficiary.

(a)          A participant may designate a beneficiary who is to receive any Shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to the end of a Purchase Period but prior to delivery to him or her of such Shares and cash. In addition, a participant may designate a beneficiary who is to receive any cash from the Participant's account under the Plan in the event of such participant's death prior to the Purchase Date. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective. Beneficiary designations under this Section 14(a) shall be made in the form and in the manner as directed by the Company's Human Resources Department.

(b)          Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by written notice in accordance with Section 14(a). In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15.         Transferability. Neither Contributions credited to a participant's account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 14) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10.

16.         Use of Funds. All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

17.         Reports. Individual recordkeeping accounts will be maintained for each participant in the Plan. Statements of account will be provided to participating Employees at least annually by the Designated Broker, which statements will set forth the amounts of Contributions, the per Share Purchase Price, the number of Shares purchased, and the remaining cash balance, if any.

18.         Adjustments Upon Corporate Transactions.

(a)          In the event of a proposed dissolution or liquidation of the Company, any Purchase Period then in progress will terminate immediately prior to the consummation of such action, unless otherwise provided by the Board. In the event of a Corporate Transaction, each option outstanding under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or Subsidiary of such successor corporation. In the event that the successor corporation refuses to assume or substitute for outstanding options, each Purchase Period then in progress shall be shortened and a new Purchase Date shall be set (the "New Purchase Date”), as of which date any Purchase Period then in progress will terminate. The New Purchase Date shall be on or before the date of consummation of the transaction and the Board shall notify each participant in writing, at least ten (10) days prior to the New Purchase Date, that the Purchase Date for his or her option has been changed to the New Purchase Date and that his or her option will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Purchase Period as provided in Section 10.

For purposes of this Section 18, an option granted under the Plan shall be deemed to be assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction, each holder of an option under the Plan would be entitled to receive upon exercise of the option the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to the transaction, the holder of the number of Shares covered by the option at such time (after giving effect to any adjustments in the number of Shares covered by the option as provided for in this Section 18); provided, however, that if the consideration received in the transaction is not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in Fair Market Value to the per Share consideration received by holders of Common Shares in the transaction.

The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per Common Share covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings, or other increases or reductions of its outstanding Common Shares, and in the event of the Company's being consolidated with or merged into any other corporation.

19.         Amendment or Termination.

(a)          The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18, no such termination of the Plan may affect options previously granted, provided that the Plan or a Purchase Period may be terminated by the Board on a Purchase Date or by the Board's setting a new Purchase Date with respect to a Purchase Period then in progress if the Board determines that termination of the Plan and/or the Purchase Period is in the best interests of the Company and the shareholders, or if continuation of the Plan and/or the Purchase Period would cause the Company to incur adverse accounting charges as a result of a change after the effective date of the Plan in the generally accepted accounting rules applicable to the Plan. Except as provided in Section 18 and in this Section 19, no amendment to the Plan shall make any change in any option previously granted that adversely affects the rights of any participant. In addition, to the extent the Administrator considers it appropriate to conform the Plan with Rule 16b-3 under the Exchange Act, Section 423 of the Code, or any other applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval in such a manner and to such a degree as so required.

(b)          Without shareholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Board (or its committee) shall be entitled to change the Purchase Periods, to limit the frequency and/or number of changes in the amount withheld during a Purchase Period, to establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, to permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, to establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Shares for each participant properly correspond with amounts withheld from the participant's Compensation, and to establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable that are consistent with the Plan.

(c)          The Company may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Company specifically authorizes the Administrator to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

(d)          The Administrator may also adopt sub-plans applicable to particular Subsidiaries, or locations, which sub-plans may be designed to be outside the scope of Code Section 423. The rules of such sub-plans may take precedence over other provisions of this Plan, but unless otherwise superseded by the specific terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan. In addition, the Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Company is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

20.         Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.         Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, applicable state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22.         Term of Plan; Effective Date. The Plan shall amend, restate, and supersede the Company’s 2005 Employee Stock Purchase Plan (as originally effective January 1, 2005), with this Plan’s amendment and restatement being effective on August 1, 2014, provided that this Plan receives approval, before expiration would otherwise have occurred in 2015 pursuant to the plan’s original terms, by a vote of a majority of the votes cast at a duly held annual meeting of the Company’s shareholders (or by such other shareholder vote that the Administrator determines to be sufficient for the issuance of Shares or stock options according to the Company’s governing documents and applicable state law). The Plan shall continue in effect for a term of ten (10) years from August 1, 2014 unless sooner terminated under Section 19. If the shareholder approval condition referenced herein is not satisfied, then the terms and conditions of the Company’s 2005 Employee Stock Purchase Plan, as in effect immediately before this amendment and restatement, shall be reinstated and shall solely govern and control all matters (including all share purchases) arising under the plan.

23.         Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of Shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the Shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

24.         Notice of Disqualifying Dispositions. By electing to participate in the Plan, each participant agrees to notify the Company in writing immediately after the participant sells, transfers or otherwise disposes of any Shares acquired under the Plan, if such disposition occurs within the earlier of (i) two (2) years of the Offering Date, or (ii) one (1) year of the Purchase Date, associated with such Shares. Each participant further agrees to provide any information about a disposition of Shares as may be requested by the Company to assist it in complying with any applicable tax laws.

25.         Withholding of Taxes. Each participant must make adequate provision for all applicable federal, state, or other tax withholding obligations which may arise upon the exercise of any option or the disposition of any Shares.

26.         No Employment Rights. The Plan does not create, directly or indirectly, any right for the benefit of any employee or class of employees to purchase any Shares from the Company (other than as expressly provided in, and subject to the terms and conditions of, the Plan), or create in any employee or class of employees any right with respect to continuation of employment by the Company or any Subsidiary, and it shall not be deemed to interfere in any way with the Company's or any Subsidiary's right to terminate, or otherwise modify, an employee's employment at any time.

27.         Offsets. To the extent permitted by law, the Company shall have the absolute right to withhold any amounts payable to any participant under the terms of the Plan to the extent of any amount owed for any reason by such participant to the Company or any Subsidiary and to set off and apply the amounts so withheld to payment of any such amount owed to the Company or any Subsidiary, whether or not such amount shall then be immediately due and payable and in such order or priority as among such amounts owed as the Board or its committee, in its sole discretion, shall determine.

28.         Captions. The captions of the sections and paragraphs of this Plan have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision of the Plan. References to sections herein are to the specified sections of this Plan unless another reference is specifically stated. Wherever used herein, a singular number shall be deemed to include the plural unless a different meaning is required by the context.

29.         Governing Law. The internal laws of the Commonwealth of Virginia shall govern all matters relating to this Plan except to the extent superseded by the laws of the United States.

EXHIBIT A

VERSAR INC.

2005 AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

____ Original Application                                   Enrollment Date:______________________

____ Change in Payroll Deduction Rate

____ Change of Beneficiary(ies)

1.          _____________________________________ hereby elects to participate in the Versar Inc. 2005 Amended and Restated Employee Stock Purchase Plan (the “2005 Employee Stock Purchase Plan”), and subscribes to purchase Common Shares of the Company in accordance with this Subscription Agreement and the 2005 Employee Stock Purchase Plan.

2.          I hereby authorize payroll deductions from each paycheck in the amount of ______________(minimum $25 per paycheck) of my Compensation on each payday (not to exceed 25%) during the Purchase Period in accordance with the 2005 Employee Stock Purchase Plan. (Please note that no fractional percentages are permitted.)

3.          I understand that said payroll deductions shall be accumulated for the purchase of Common Shares at the applicable Purchase Price determined in accordance with the 2005 Employee Stock Purchase Plan. I understand that if I do not withdraw from an Purchase Period, any accumulated payroll deductions will be used to automatically exercise my option.

4.          I have received a copy of the complete “2005 Employee Stock Purchase Plan.” I understand that my participation in the 2005 Employee Stock Purchase Plan is in all respects subject to the terms of the Plan. I understand that the grant of the option by the Company under this Subscription Agreement may be subject to obtaining stockholder approval of the 2005 Employee Stock Purchase Plan.

5.          Shares purchased for me under the 2005 Employee Stock Purchase Plan should be issued in the name(s) of (Employee or Employee and Spouse Only): ____________________________________________.

6.          I understand that if I dispose of any shares received by me pursuant to the Plan within 2 years after the Enrollment Date (the first day of the Purchase Period during which I purchased such shares) or one year from the Purchase Date whichever is earlier, I will be treated for Federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price which I paid for the shares.

I HEREBY AGREE TO NOTIFY THE COMPANY IN WRITING WITHIN 30 DAYS AFTER THE DATE OF ANY DISPOSITION OF SHARES AND I WILL MAKE ADEQUATE PROVISION FOR FEDERAL, STATE OR OTHER TAX WITHHOLDING OBLIGATIONS, IF ANY, WHICH ARISE UPON THE DISPOSITION OF THE COMMON STOCK. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Shares by me. If I dispose of such shares at any time after the expiration of the 2-year holding period, I understand that I will be treated for Federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (2) 5% of the fair market value of the shares on the last day of the Purchase Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain. I UNDERSTAND THAT NOTHING IN THIS AGREEMENT CONSTITUTES TAX ADVICE, AND I ACKNOWLEDGE THAT THE COMPANY HAS ENCOURAGED ME TO CONSULT MY OWN TAX ADVISOR WITH REGARD TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE 2005 EMPLOYEE STOCK PURCHASE PLAN.

7.          I hereby agree to be bound by the terms of the 2005 Employee Stock Purchase Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the 2005 Employee Stock Purchase Plan.

8.          In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and Shares due me under the 2005 Employee Stock Purchase Plan:

NAME:

(First) (Middle) (Last)

Relationship

(Address)

NAME:

(First) (Middle) (Last)

Relationship

(Address)

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE PURCHASE PERIODS UNLESS TERMINATED BY ME AND CONFIRM THAT THE FOLLOWING INFORMATION IS TRUE AND CORRECT.

Employee’s Social
Security Number:

Employee’s Address:

Dated:
Signature of Employee

Spouse’s Signature
(If beneficiary other than spouse)

EXHIBIT B

2005 AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

The undersigned participant in the Purchase Period of the Versar Inc. 2005 Amended and Restated Employee Stock Purchase Plan which began on ____________________, 20_____ (the “Enrollment Date”) hereby notifies the Company that he or she hereby withdraws from the participation in the 2005 Amended and Restated Employee Stock Purchase Plan for the Purchase Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions which has not yet used to exercise the options be credited to his or her account with respect to such Purchase Period. The undersigned understands and agrees that his or her option for such Purchase Period will be automatically terminated.

The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Purchase Period and the undersigned shall be eligible to participate in succeeding Purchase Periods only by delivering to the Company a new Subscription Agreement for a Purchase Period beginning at least one year after the date of this withdrawal.

Name and Address of Participant:

Signature:

Date: